As filed with the Securities and Exchange Commission on June 25, 1997
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                DIVERSIFAX, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

           DELAWARE                        7389                  13-3637458
-------------------------------      -----------------        ----------------
(State or other jurisdiction of      (Primary standard        (I.R.S. employer
incorporation or organization)   industrial classification   identification no.)
                                      code number)

                               39 Stringham Avenue
                          Valley Stream, New York 11580
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                IRWIN A. HOROWITZ
                                DiversiFax, Inc.
                               39 Stringham Avenue
                          Valley Stream, New York 11580
          -------------------------------------------------------------
           (Names, address and telephone number of agent for service)

                         -----------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             GARY T. MOOMJIAN, ESQ.
                              Breslow & Walker, LLP
                                767 Third Avenue
                            New York, New York 10017
                                 (212) 832-1930
                          -----------------------------


                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                      Proposed
                                                                       Maximum            Proposed
                                                     Amount           Offering             Maximum              Amount of
            Title of Each Class of Securities         to be           Price Per            Aggregate           Registration
                     to be Registered              Registered          Share(1)         Offering Price              Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(2)         5,000,000           $2.00             $10,000,000            $ 3,030.30
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(3)            40,000           $2.00             $    80,000            $    24.24
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(3)(4)      2,500,000           $2.00             $ 5,000,000            $ 1,515.15
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share(5)           100,000           $2.00             $   200,000            $    60.61
--------------------------------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 4,630.30

================================================================================================================================

----------
(1) Represents the average of the bid and asked prices as quoted by NASDAQ on June 23, 1997. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)  Represents shares which may be issued in future acquisition transactions.

(3)  Represents shares of Common Stock which may be sold by a Selling
     Stockholder.

(4) Represents the maximum number of shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock of the Company. This registration statement also relates to the resale of such shares of Common Stock.

(5) Represents shares of Common Stock underlying three-year warrants to purchase shares of Common Stock at $2.50 per share currently held by John Clark and David Cowherd.


     Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, dividends and similar adjustments.

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                   Subject to Completion, Dated June 24, 1997

                                DIVERSIFAX, INC.

                        7,640,000 Shares of Common Stock

     This Prospectus covers 5,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of Diversifax, Inc. (the "Company"), which the Company, from time to time, may issue in connection with the acquisition of companies involved in the copier business, fax business or any other business which the Company may wish to acquire. The number of shares to be issued in connection with any such acquisition shall be determined at the time of such acquisition.

     A prospectus supplement accompanying this Prospectus, to the extent applicable, sets forth the acquisition terms and other specific terms related to the offering of the Common Stock. The Company may only sell the Common Stock pursuant to this Prospectus directly to the stockholders or assetholders of the companies to be acquired by the Company. See "Plan of Distribution."

     This Prospectus also covers the resale of (i) up to 2,500,000 shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock of the Company ("Series D Preferred Stock"), (ii) 100,000 shares of Common Stock underlying three year warrants to purchase Common Stock at $2.50 per share, and (iii) 40,000 shares of Common Stock currently owned by a Selling Stockholder, all of which shares, from time to time, may be sold by the Selling Stockholders named herein. See "Selling Stockholders."

     The Common Stock is traded on the NASDAQ Small Cap Market ("NASDAQ") under the symbol "DFAX." On June 23, 1997, the last reported sale price of the Common Stock was $1.96875 per share.

                            ------------------------

THESE ARE SPECULATIVE SECURITIES. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 6 OF THIS PROSPECTUS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is __________, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Website at http://www.sec.gov.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

     Since November 1, 1993, the Company, through its wholly-owned subsidiary IMSG Systems, Inc. ("IMSG") and IMSG's affiliated companies, National Copy Corp., Capital Copy Corp. and Advanced Business Systems, Inc., has been engaged in the business of owning, leasing, operating and servicing coin and debit card pay-per-copy photocopiers and microfilm reader-printers and accessory equipment. The Company operates its copiers in various states throughout the Eastern United States, as well as Wisconsin and Illinois, in differing sites including libraries, courthouses, colleges, drug stores, office supply stores and similar high traffic outlets. The Company has over 2,500 copiers and accessories at various locations. Generally, the Company is responsible for the collection of payments from each site and, at most locations, the site operators share in the revenues derived from the copy sales at their site. The Company has the ability to service and repair its copiers seven days a week. Users can pay per copy by inserting coins in the copier or by using a debit access card, which the user may purchase at the site of the copier.

     The Company commenced its Smart Switch(TM) operations in April 1995 upon the acquisition of the Smart Switch from Faxit Corporation. The Smart Switch is a computerized switching device which has an automated switching system to permit the use of any "off the shelf" fax machine as a public fax machine. Billing of a public fax message is effected without the need for human intervention or the incorporation of a high cost credit card reading device into the fax machine. The Smart Switch gives the Company the capacity to offer a variety of fax and voice services for hotels, libraries and airline lounges, and domestic and international fax transmission services. The Smart Switch permits hotels to offer in- room fax machines for guests' confidential use, thereby converting each room into a "Smart Suite". The Smart Switch has been upgraded by the Company to permit billing of the user not only through the user's credit card but also by billing to the user's hotel bill, either by a transfer of the billing information to the hotel's computer or by an electronic scanning of calls to listen for a fax tone.

     In November 1995, the Company entered into an agreement with AT&T Corp. ("AT&T") to jointly market the Company's in-room fax services on an exclusive basis to AT&T hotel accounts. In November 1996, the Company entered into a co-marketing agreement with Danka Business Systems plc ("Danka"), a leading independent supplier of office imaging equipment and related services, to jointly market the Company's Smart Switch fax services as part of Danka's preferred vendor status offered to Hotel Franchise System, a hotel chain association. To date, the Company has not generated significant revenues from its Smart Switch operations.

     Since October 1996, the Company, through an exclusive supply and distribution agreement, has been engaged in the marketing and sale of scanner units capable of screening microfilm, microfiche and microcard images and (1) printing the scanned images onto a printer without the aid of a computer and/or
(2) transferring the images to CD Rom and maintaining the information on the users' computers.

     The Company currently intends to pursue a strategy of growth by acquisition of companies involved in the copier business, fax business or other businesses which the Company may determine to pursue. There can be no assurance, however, that any acquisitions shall be consummated.

     The executive offices of the Company are located at 39 Stringham Avenue, Valley Stream, New York 11580. The telephone number is (516) 872-0650.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Securities Offered:............     5,000,000 shares of Common Stock which may
                                    be issued in connection with acquisition transactions and the resale of (i) up to 2,500,000 shares of Common Stock issuable upon conversion of the Series D Convertible
                                    Preferred Stock of the Company(1), (ii)
                                    100,000 shares of Common Stock underlying three year warrants to purchase Common Stock at $2.50 per share (the "Private Warrants"), and (iii) 40,000 shares of Common Stock which may be sold by a Selling Stockholder.
                                    See "Selling Stockholders;" "Description of
                                    Securities" and "Plan of Distribution."

Shares of Common Stock Outstanding
  Before Offering..............     14,145,215(2)
  After Offering...............     21,745,215(3)

Use of Proceeds................     The Company will receive no proceeds in
                                    connection with an offering hereunder, as shares of Common Stock shall be issued to sellers as part or all of the purchase prices to be paid in connection with potential future business acquisitions or will be sold by the Selling Stockholders.
                                    Proceeds from the potential exercise of the Private Warrants ($250,000) are expected to be utilized for working capital purposes.

Risk Factors...................     Investment in the securities offered hereby
                                    involves a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. Such risk factors include, without limitation, the
                                    Company's history of losses and accumulated deficit, working capital deficit and need for additional financing. See "Risk
                                    Factors."

NASDAQ Symbol of
 Common Stock..................     DFAX

-----------------
(1) For a description of the Series D Preferred Stock, see "Description of Securities."

(2) Does not include (i) an aggregate of 2,404,000 shares of Common Stock issuable upon the exercise of outstanding stock options, (ii) 2,259,950 shares of Common Stock issuable upon the exercise of outstanding warrants and (iii) a maximum of 2,500,000 shares issuable upon conversion of the shares of Series D Preferred Stock.

(3) Does not include (i) an aggregate of 2,404,000 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 2,159,950 shares of Common Stock issuable upon exercise of outstanding warrants.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The summary consolidated financial data set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

     Consolidated Statements of Operations Data:


                                           Three Months Ended                                Year Ended November 31,
                                      -----------------------------            ---------------------------------------------------
                                       February           February
                                       28, 1997           29, 1996                 1996               1995                 1994
                                      ----------         ----------            -----------         -----------         -----------
Sales...........................      $1,553,626         $1,339,620            $ 5,091,917         $ 5,690,982         $ 6,027,096

Net Income (loss)...............      $   70,674         $ (365,499)           $(2,170,867)        $(3,218,962)        $(1,165,627)

Net Income (loss) per share.....      $      .01         $     (.03)           $      (.15)        $      (.30)        $      (.12)

Weighted average number
of shares outstanding...........      14,073,353          13,810,301            14,011,980          10,752,349          10,050,821


     Consolidated Balance Sheets Data:

                                                    February 28, 1997(1)          November 30, 1996
                                                    --------------------          -----------------
         Working capital (deficit)..........          $   (181,808)              $     (614,728)

         Total assets.......................              5,328,281                    4,916,047

         Long-term debt.....................              1,368,736                    1,164,813

         Stockholders' equity...............              2,447,557                    2,282,883

----------
(1) Does not reflect the net proceeds of $1,329,500 from the sale of the Series D Preferred Stock in June 1997.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons economically able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully consider, along with other matters referred to herein, the following risk factors.

     1. History of Losses and Accumulated Deficit. The Company incurred net losses for the fiscal years ended November 30, 1996, 1995 and 1994 of $2,170,867, $3,218,962 and $1,165,627, respectively. At February 28, 1997, the
Company had an accumulated (deficit) of $(6,901,107). No assurance can be given that the Company will not continue to report losses on an annual basis or that the Company's business operations will ultimately prove to be profitable. In the event such losses continue, the Company may be required to seek to raise additional financing. If additional funds are not available, the Company may be required to curtail or discontinue some of its operations.

     2. Working Capital Deficit; Need for Additional Funds. At February 28, 1997, the Company had a working capital (deficit) of $(181,808). In view of the Company's operating losses and need for capital to finance the purchase of capital equipment and to market the Smart Switch and microfiche scanner units, such working capital deficiency may increase. Also, the cash requirements needed to pursue opportunities or to address problems not now anticipated may put a strain on the Company's available cash resources. Through May 31, 1997, Dr. Irwin A. Horowitz, Chairman of the Board, Chief Executive Officer and President of the Company, has loaned a net aggregate amount of approximately $1,352,888 to the Company (including reduced salary payments). There is no assurance that additional capital will be available to the Company if required or that capital, if any, will be available on terms acceptable to the Company.

     3. Dependence on Key Personnel. The Company is dependent upon the services of its Chairman, Chief Executive Officer and President, Dr. Irwin A. Horowitz, for the successful operation and development of its business. Dr. Horowitz has an employment contract with the Company through October 1997. The loss of services of Dr. Horowitz could materially and adversely affect its operations. In addition, in order to market, produce and upgrade its products, the Company will have to attract and retain additional technically qualified personnel with backgrounds in engineering, production and marketing. The Company currently does not maintain key man life insurance on the life of Dr. Horowitz.

     4. Uncertainty of Market Acceptance of Smart Switch. In connection with its Smart Switch, the Company faces the types of problems, delays, expenses and difficulties which are frequently encountered by a company trying to introduce a new line of products to the market. The Company has only limited operating experience with the Smart Switch and, to date, revenues derived from the Smart Switch have been minimal. The initial results from the Company's Smart Switch operations have varied. A number of hotels, airport lounges, libraries and colleges have installed and are currently utilizing the Smart Switch. Several other hotels, which primarily installed the Smart Switch on a trial basis, have canceled or determined not to permanently install such machines, apparently primarily due to a competitor who was providing in-room fax machines to hotels free of charge. There can be no assurance that there will not be a material amount of additional cancellations, or that significant new orders will develop so as to make the Smart Switch operations of the Company profitable. There can be no assurance that the Smart Switch services will gain broad market acceptance. The Company entered into agreements with each of AT&T and Danka with respect to the joint marketing of the Company's in-room fax services. There can be no assurance that any material sales or leases will result from these agreements or that AT&T and/or Danka will not terminate the agreement.

     5. Limited Market Research of Potential Demand for Smart Switch. Although there are results of several market research studies and surveys available which indicate that over 50% of all business travelers expect hotels to offer fax and copier services, there has been no research completed in connection with in-room fax services that gives management sufficient information to estimate potential demand for its Smart Switch with certainty. There can be no assurance that sufficient market penetration can be achieved or the planned placement of the Company's equipment will be absorbed by the market in the event such demand can be identified.

     6. Uncertainty of Market Acceptance of Microfiche Scanner Units. In connection with its microfiche scanner unit operations, the Company also faces the types of problems, delays, expenses and difficulties which are encountered by a company trying to introduce a new line of products to the market. There can be no assurance that the microfiche scanner units will gain broad market acceptance.

     7. Competition.

            Copiers. The Company markets its coin-operated copier services to those users who need to copy documents, books, and other materials that are located at the sites where the Company's copiers have been placed. Other companies that offer similar coin-operated copier services include Continental Copy Products Limited, Dual Office Supplies, Inc., Boston Copico and Compucopy. Each of these competitors competes with the Company in a different limited geographic region. Continental Copy Products Limited principally conducts operations in Connecticut and downstate New York; Dual Office Supplies principally conducts operations in Illinois; Boston Copico principally conducts operations in Massachusetts, Connecticut and downstate New York; and Compucopy principally conducts operations in southern Florida. Competition between companies is generally based on price and quality of service offered.

            Fax Machines. The public fax business is in an early stage of development. The Company does not know of any other company that offers a computer software switching device which can convert any "off-the-shelf" fax machine into a public fax. The Company's principal competitors must physically reconfigure each fax machine they install using a procedure that can only be used on a particular model of fax machine in which they usually specialize (the same procedure cannot be used on different models). AlphaNet, the Company's largest competitor, is able to reconfigure a particular model fax machine and has placed these reconfigured machines at a large number of locations. Other competitors, Teledex and Action Fax, offer products which do not currently offer the various features of the Company's Smart Switch, such as the range of useable fax machines, customized billing by floor or room and voice mail. In general, AlphaNet competes in all of the Company's markets while Teledex and Action Fax offer only limited competition and are located in limited markets. Competition between companies is generally based on price and quality of service offered. It should be noted, however, that if the public fax business generates substantial profits and appears to be capable of significant growth, other companies with greater resources than the Company's may enter the business and present intense competition. The Company believes that if this were to occur, it could expect to encounter significant competition from two general areas: (i) other companies organized to provide public facsimile transmission services and/or equipment; and (ii) assisted facsimile transmission services. In addition, it should be noted that facsimile transmission also competes with alternative methods of document delivery, principally overnight small package express services such as Federal Express and United Parcel Service, as well as the United States Post Office Express Mail Service. In all of the foregoing areas, virtually all competitors can be expected to be considerably better established and larger than the Company in total assets and resources.

     Microfiche Scanner Units. The Company has recently commenced the marketing and sale of microfiche scanner units. Competition with respect to the scanning unit includes a laser scanning machine produced by Canon Corporation, which the Company believes is of lesser quality and more expensive. There can be no assurance that additional competition, including from companies with greater resources than that of the Company, will not occur in the future.

     8. Credit Card Regulations. The Company's Fax business is dependent on its securing processing for its credit card transactions. Credit card companies establish the rules and regulations for processing eligibility and determine which businesses may accept their cards, and on what terms. While the Company's facsimile machines are presently processed through all major credit card companies, there can be no assurance that in the future some or all credit card companies may not change the terms on or circumstances under which their credit cards will be accepted so as to adversely effect the business of the Company.

     9. Government Regulation. There are no known federal or state regulations which regulate the public facsimile transmission business, other than the regulations of the telephone industry, whose services the Company utilizes. There can be no assurance that the Company's business will not be regulated in the future or that such regulations will not have an adverse effect upon the Company's profitability.

     10. Lack of Patent Protection; Technological Changes; Risk of Product Obsolescence.

            Copiers. The Company does not, in general, rely on patented technology with respect to its copier operations, although the Company does purchase and operate copiers which may contain patented technology. However, management believes that the proprietary nature of this technology does not affect the Company's operations. There can be no assurance, however, that patented technology will not affect the Company in the future if the Company is unable to obtain copiers that have a patented feature which make them more desirable than copiers currently being used by the Company or that will be acquired by the Company in the future.

            Fax Machines. The Company does not believe that the technology upon which the Smart Switch systems are based is patentable. Other companies may have been or may be involved in research and development which may lead to patents relating to specific aspects of the Company's products and technologies, and the Company has not engaged counsel to determine whether its products in general are free from patent infringement. Unless protected by patents or by nondisclosure agreements, the Smart Switch is susceptible to being analyzed and reconstructed by an existing or potential competitor. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material adverse effect on the Company's business. As a result, the cost to the Company of protecting itself against patent claims could be substantial. The market for the Company's public-fax products is characterized by rapidly changing technologies and evolving industry standards. The Company's success will depend in large part on the Company having a technically competent staff and on its ability to anticipate changes in technology and industry standards and, to the extent such changes impact the Company's technology and products, to respond to market and technological developments on a timely basis. There can be no assurance that the Company will be able to keep pace with the technological demands of the market place. Moreover, there can be no assurance that new products or technologies will not render the Company's Smart Switch less competitive or obsolete.

     11. Dependence on Suppliers.

            Copiers. The Company currently purchases both new and used copiers from a variety of sources. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

            Fax Machines. The Company assembles the Smart Switch by programming the Company's proprietary software into off-the-shelf computers and then leases the programmed computer together with off-the-shelf fax machines, telephones, dialers and components all of which are manufactured by other vendors. The Company purchases certain custom components and complete fax machines from single suppliers in order to obtain lower prices. In the past, the Company has had satisfactory relationships with its suppliers and has not experienced delays in the delivery of components or public-fax machines. The Company generally does not maintain supply contracts with its suppliers and purchases components pursuant to purchase orders in the ordinary course of business. The Company believes that there are a number of other suppliers for the components that it uses. The Company has not experienced any difficulties in obtaining equipment or parts and supplies and, although there can be no assurance thereof, does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

            Microfiche Scanner Units. The Company purchases microfiche scanner units from a single source, ScreenScan Systems, Inc. ("ScreenScan"), pursuant to a distribution agreement between the parties. The Company is therefore wholly dependent upon ScreenScan in connection with this product, and delays or problems in connection with the supply relationship could adversely affect the Company.

     12. Dependence on Certain Customers; Loss of Large Customer. During the fiscal year ended November 30, 1996, revenue derived from one of the Company's copier customers, a large university located in the southeastern United States, amounted to approximately 11.6% of the Company's revenues. The Company's contract with this university, which is not terminable at will, was for a term of one year and is renewable at the parties' option for four additional one year terms. Another customer, a major library system in the City of New York, accounted for approximately 4% and 12.3% of the Company's revenues for the fiscal years ended November 30, 1996 and 1995, respectively. In March 1996, the Company was not successful in its bid for the renewal of its contract with this library system. In general, customer accounts are maintained pursuant to contractual agreements that have terms ranging from three to five years. Currently, there are varying terms remaining on all of the Company's customer contracts.

     13. Growth Strategy. The Company currently intends to pursue a strategy of growth by acquisition of companies involved in the Copier business, fax business or other businesses which the Company may determine to pursue. Although the Company may utilize Common Stock covered by this Prospectus to pay all or a portion of such acquisition costs, there can be no assurance that the Company will find appropriate candidates for acquisition or that, if found, the Company shall have sufficient cash available to pay any cash portion for such acquisitions. In addition, in the event that acquisitions are consummated, there can be no assurance that the operations acquired will operate profitably or will not require significant additional operating capital.

     14. Minimum Microfiche Scanner Units Purchaser. Pursuant to a Supply and Distribution Agreement with ScreenScan, the Company has agreed to purchase a minimum of $2,500,000 of scanner units during the one-year period ended September 30, 1997. There can be no assurance that the Company will be able to distribute the full $2,500,000 of scanner units.

     15. Seasonality. The Company's copier activities are subject to seasonal fluctuations. Revenues from copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first week of January due to school and employee vacation patterns. Although the Company has a working capital deficit and cash flow tends to be tight in these periods of low revenue, the Company has not experienced severe cash flow difficulties, due to the reasons discussed in this paragraph. Seasonally slow periods are immediately preceded by periods of high volume of use, which generate increased cash flows. In addition, because the copier business is conducted primarily in cash, there is no lead time between sales and collections. Also fluctuations are regular and predictable, thereby allowing the Company to plan for such low revenue months. Historically, the President of the Company has advanced funds to the Company when needed so that it could meet its day to day cash obligations, although there can be no assurance he will continue to do so in the future. Finally, many creditors have typically allowed the Company to forbear during these slow months, although there can be no assurance they will continue to do so in the future.

     16. Potential Depressive Effect on Market Price Due to Future Sales of Common Stock; Dilution. 8,251,761 shares of the Company's outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") (excluding, for this purpose, the shares registered hereby). Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Substantially all of such shares are currently eligible for sale under Rule 144. Furthermore, there is an aggregate of 4,663,950 shares of Common Stock underlying warrants and stock options issued by the Company, which shares may ultimately be sold into the open market. The sale of a large number of shares in the open market is likely to have a depressive effect on the market price of the Common Stock.

     17. Possibility of Delisting from NASDAQ. The Company's Common Stock is listed on the NASDAQ System. To remain listed with NASDAQ, companies are required to have not less than $2,000,000 in total assets and $1,000,000 in capital and surplus. As of February 28, 1997, the Company had total assets of $5,328,281 and $2,447,557 in stockholders' equity. In the event the Company is unable to continue to meet the NASDAQ requirements for continued listing, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and it would be more difficult to dispose of the Common Stock or to obtain as favorable a price for the Common Stock. Thus, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock that could be bought and sold at a given price, but also through delays in the timing of transactions.

     18. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell the Common Stock.

     19. Control of the Company. Dr. Irwin Horowitz, President of the Company, presently owns 6,310,000 shares of Common Stock, representing 44.6% of the outstanding Common Stock of the Company, holds options to purchase up to an additional 1,600,000 shares and warrants to purchase up to an additional 877,520 shares, and thus effectively controls the Company. Due to this control, Dr. Horowitz will be able to control or influence such actions as election of directors and the authorization of certain transactions that require shareholder approval and be able to otherwise control the Company's policies without concurrence of the Company's other shareholders.

     20. Company Party to Lawsuits. The Company is involved in the following legal proceedings: (1) the Company has instituted an action to enforce a restrictive covenant against a former employee. The employee's current employer has counterclaimed for $1,750,000 based upon an alleged unfair or trade practice in seeking to prevent it from employing the employee; (2) the Company is a party to a suit for $228,670, brought by former creditors to the Company, which amount the Company believes is payable in Common Stock but the plaintiff is seeking cash in lieu of Common Stock; and (3) the Company is a party to a suit brought by Nassau County to obtain an accounting of amounts which it believes are due to the county pursuant to a contract with IMSG Systems, Inc.

     21. Dividends On Common Stock Not Likely. The Company has never paid any cash dividends on its Common Stock. For the foreseeable future it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of shares of Common Stock.

                                 USE OF PROCEEDS

     No proceeds will be realized by the Company from the issuance of shares of Common Stock to sellers as all or part of the purchase prices to be paid in connection with potential future business acquisitions. Proceeds from the potential exercise of the Private Warrants ($250,000) are expected to be utilized for working capital purposes. See "Plan of Distribution."

              MARKET FOR SECURITIES AND RELATED STOCKHOLDER MATTERS

     The Common Stock is traded on the over-the-counter market with quotations reported on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), Small Cap Market, under the symbol "DFAX," and all corresponding prices represent high and low bid prices for the Common Stock on NASDAQ for the periods indicated.


                                                        Price Range
                                                        -----------
                                                 High                  Low
                                                 ----                  ---


Year Ended November 30, 1997
----------------------------

1st Quarter                                     3 1/16                1 3/4

2nd Quarter                                       3                   1 3/4

3rd Quarter (through June 23, 1997)            2 15/16                1 7/8

Year Ended November 30, 1996
----------------------------

1st Quarter                                     9 3/16                  7

2nd Quarter                                     8 1/16                4 5/8

3rd Quarter                                     5 7/8                2 15/16

4th Quarter                                    4 11/16                1 3/4

Year Ended November 30, 1995
----------------------------

2nd Quarter                                     2 1/2                 13/16

3rd Quarter                                     4 3/4                 13/16

4th Quarter                                     12 7/8                3 7/8


     The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     As of June 11, 1997, there were approximately 154 holders of record of the Common Stock, including record holders which may hold such stock for beneficial owners and which have not been polled to determine the extent of beneficial ownership.

     The Company has never paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

     Holders of Series D Preferred Stock are entitled to a 6% cumulative dividend, payable in cash or in Common Stock, or any combination thereof, as determined by the Company.

                             SELECTED FINANCIAL DATA

     The selected financial data for the years ended November 30, 1996, 1995 and 1994 is derived from the Company's audited consolidated financial statements. The selected financial data for the three months ended February 28, 1997 and February 29, 1996 is derived from the unaudited financial statements of the Company. The financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

Consolidated Statements of Operations Data:

                                         Three Months Ended                 Year Ended November 31,
                                     -------------------------     ----------------------------------------
                                       February      February
                                       28, 1997      29, 1996          1996         1995            1994
                                     -----------   -----------     -----------   -----------    -----------
Sales...........................      $1,553,626    $1,339,620     $ 5,091,917   $ 5,690,982    $ 6,027,096

Net Income (loss)...............      $   70,674    $(365,499)     $(2,170,867)  $(3,218,962)   $(1,165,627)

Net Income (loss) per share ....      $      .01    $    (.03)     $      (.15)  $      (.30)   $      (.12)

Weighted average number of
shares outstanding..............      14,073,353    13,810,301      14,011,980    10,752,349      10,050,821

Consolidated Balance Sheets Data:

                                                                November 30,
                                          February              ------------
                                         28, 1997(1)       1996            1995
                                        ------------   ------------    ------------
      Working capital (deficit).....    $  (181,808)   $  (614,728)  $  (1,253,541)
      Total assets..................       5,328,281      4,916,047       5,733,874
      Long-term debt................       1,368,736      1,164,813         278,028
      Stockholders' equity..........       2,447,557      2,282,883       2,859,295

----------

(1) Does not reflect the net proceeds of $1,329,500 from the sale of the Series D Preferred Stock.

                     MANAGEMENTS DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results from Operations

The three months ended February 28, 1997 compared to the three months ended February 29, 1996

            Sales increased approximately $214,000 or 16% for the three months ended February 28, 1997 compared to the three months ended February 29, 1996. Sales are derived primarily from the Company's coin-operated Copier operations. This increase was a result of the initial sales of microfiche scanner units. Revenues derived from the Company's Smart Switch continued to be minimal.

            Cost of sales represented 55.6% of sales for the three months ended February 28, 1997 compared to 78.7% for the three months ended February 29, 1996. This decrease is a direct result of management's continued efforts to cut costs and the renegotiation of commission rates with many of the Company's larger customers. In addition, the Company realizes a higher gross margin on the sale of microfiche scanner units than on its photocopy machine business.

            Depreciation and amortization increased approximately $54,000 for the three months ended February 28, 1997 compared to the three months ended February 29, 1996 as a result of depreciation of recently acquired copiers and accessories.

            Selling, general and administrative expenses decreased to approximately $450,000 or 28.9% of sales for the three months ended February 28, 1997 from approximately $518,000 or 38.6% of sales for the three months ended February 29, 1996. The decrease is the result of the fruition of the Company's cost containment efforts. Selling, general and administrative expenses for the three months ended February 28, 1997 include certain expenses incurred in connection with the marketing, promotion and development of the Smart Switch operation and newly acquired microfiche scanner unit dealership.

            Interest expense decreased approximately $5,000 for the three months ended February 28, 1997 compared to the three months ended February 29, 1996 as a result of the Company's paying off all outstanding bank indebtedness in December 1995.

            The above resulted in net income of approximately $71,000 for the three months ended February 28, 1997 compared to a net loss of approximately $366,000 for the three months ended February 29, 1996.

The fiscal year ended November 30, 1996 compared to the fiscal year ended November 30, 1995.

            Sales declined approximately $599,000 or 10.5% for the fiscal year ended November 30, 1996 compared to fiscal 1995. This decline was the result of the loss of certain of the Company's customers and the elimination of non-profitable accounts, offset in part by the additions of a university and a major library system to the Company's customer base in March and July of 1995, respectively. There are two primary reasons for the loss of customers by the Company. The majority of the Company's customers are maintained pursuant to contractual agreements, generally ranging from three to five years. Recently, the Company's business has become increasingly more competitive. Accordingly, when contracts come up for renewal, the Company may be out bid by its competitors. Secondly, during fiscal 1996, the Company commenced a critical review of its customer base and has determined not to renew customer contracts where the costs of maintaining such customers exceeded the benefits. This often occurs when the required commission structure is excessive or the customer's demands for equipment are not reasonable based on the revenue generated by the customer. In March 1996, the Company was not successful in its bid for the renewal of its contract with a library system in the City of New York, which provided approximately 12.3% of the Company's sales for the fiscal year ended November 30, 1995. The Company continued to collect revenue from this library system through July 1996, when the last of the Company's copiers were removed. Additionally, in April 1996, the Company's bid for a large University in the Southeast was accepted. Revenue derived from the Company's Smart Switch were minimal.

     Cost of sales represented 82.2% of sales for the fiscal year 1996 compared to 78.3% of sales for the fiscal year 1995. The increase is primarily attributed to an increase in the cost of toner and other supplies, and additional technical support needed for new equipment purchased. In addition, the Company continued its program to refurbish its copiers and reader printers which commenced in the second half of fiscal 1995. Management believes that for certain segments of its customer base refurbishment represents a less costly alternative to the purchase of new equipment. The Company is continually monitoring its purchasing with a view toward obtaining more competitive pricing and wherever possible using "generic brands" of supplies instead of "name brands." In addition, the Company's current commission structure as a percentage of revenue is higher than previous years as a result of increased competition and the loss of a major library system, which received a flat rate commission irrespective of the amount of revenue generated.

     As a result of the unfavorable determination with the State of Connecticut, the Company continues to provide a provision, included in cost of sales, for any other sales tax assessments by any other states that may arise. For the fiscal year ended November 30, 1996, the Company accrued an additional $200,000.

     Depreciation and amortization increased approximately $496,000 for the year ended November 30, 1996 compared to the year ended November 30, 1995 as a result of depreciation on recently acquired copiers and accessories, depreciation of the Company's Smart Switch software and the write off of certain intangible assets obtained in connection with a prior acquisition.

     Selling, general and administrative expenses decreased to approximately $1,942,000 or 38.1% of sales for the year ended November 30, 1996 from approximately $2,396,000 or 42.1% of sales for the year ended November 30, 1995. This decrease is primarily attributable to a reduction in the Chief Executive Officer's salary of approximately $125,000, a reduction in professional and consulting fees and the fruition of previously established cost cutting measures.

     Interest expense decreased approximately $124,000 for the year ended November 30, 1996, compared to the year ended November 30, 1995, as a result of the Company's paying off all outstanding bank indebtedness in December 1995.

     During the year ended November 30, 1995, the Company determined to write-off the unamortized portion of the fair market value of common shares issued, in the amount of approximately $1,615,000, to an individual for services that were to be performed over a seven year period, due to the individual's failure to perform his obligations pursuant to the agreement.

     As a result of the continued operating losses, the Company further evaluated the realizability of the deferred tax asset and determined an increase in the valuation allowance in the amount of $630,000 was required, resulting in a net deferred tax asset of $210,000 which is equal to the existing deferred tax liabilities at November 30, 1996.

     The above factors resulted in a net loss of approximately $2,171,000 for the year ended November 30, 1996 compared to a net loss of approximately $3,219,000 for the year ended November 30, 1995.

     The Company's Copier activities are subject to seasonal fluctuations. Revenues from Copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first weeks of January due to school and employee vacation patterns.

     The fiscal year ended November 30, 1995 compared to the fiscal year ended November 30, 1994.

     Sales declined approximately $336,000 or 5.6% for the fiscal year ended November 30, 1995 compared to fiscal 1994. This decline was the result of the loss of certain of the Company's customers and the elimination of non-profitable accounts (approximately $360,000), a decrease in revenue from certain county government offices (approximately $30,000), and a decrease in machine rental revenue (approximately $140,000), offset by the additions of a major library system (approximately $90,000) and university (approximately $104,000) to the Company's customer base in July and March of 1995, respectively.

     Cost of sales represented 78.3% of sales in fiscal 1995 compared to 74.2% of sales in fiscal 1994. This increase is primarily attributable to an increase in the cost of paper and other supplies. During 1995, the Company experienced increases in the cost of paper ranging from 11% to 62% and the cost of certain supplies increased as much as 15% from the prior year, and as a result of prior cash flow problems, the Company was unable to take advantage of volume discounts offered by its suppliers. In addition, during the second half of fiscal 1995, the Company commenced a program to refurbish its Copiers. Management believes that for certain segments of its customer base refurbishment represents a less costly alternative to the purchase of new equipment.

     As a result of the unfavorable determination with the State of Connecticut, the Company continues to provide a provision, included in cost of sales, for any other sales tax assessments by any other states that may arise. For the fiscal year ended November 30, 1995, the Company accrued an additional $200,000.

     Depreciation and amortization decreased approximately $48,000 in fiscal 1995 compared to fiscal 1994 as a result of certain of the Company's Copiers becoming fully depreciated during fiscal 1994, offset by recently purchased photocopy machines.

     Selling, general and administrative expenses increased from approximately $2,104,000 or 34.9% of sales in fiscal 1994 to approximately $2,396,000 or 42.1% of sales in fiscal 1995. This increase is primarily attributable to the amortization of Common Stock issuances for consulting services (approximately $302,000 or 5.3% of sales), and the marketing, promotion and development of the Smart SwitchTM operation (approximately $317,000), offset by a reduction in administrative salaries and professional fees.

     Interest expense increased approximately $93,000 in fiscal 1995 compared to fiscal 1994 primarily as a result of increased borrowings for the purchase of photocopy machines and accessories, and the fact that the Company's credit facilities were outstanding for the entire 1995 fiscal year and only part of fiscal 1994.

     During fiscal 1995 the Company determined to write-off the unamortized portion of the fair market value of shares of Common Stock issued, in the amount of approximately $1,615,000, to an individual for services that were to be performed over a seven-year period, due to the individual's failure to continue to perform his obligations pursuant to the agreement. The Company determined not to pursue a cause of action against such individual as it did not believe such person would have the funds to pay a judgment, if obtained.

     The above resulted in a loss before income taxes of approximately $3,409,000 in fiscal 1995 compared to a loss of $1,136,000 in fiscal 1994.

     The loss of approximately $3,409,000 resulted in an increase in the deferred tax benefit of approximately $500,000. Due to the Company's continued poor operating results, management further evaluated the realizability of the deferred tax asset and determined to increase the valuation allowance by $340,000 at November 30, 1995, resulting in a net deferred tax asset of $340,000 at November 30, 1995.

Liquidity and Capital Resources

     At February 28, 1997, the Company had cash and a working capital (deficiency) of $441,000 and $(182,000), respectively, as compared to $198,000 and $(615,000), respectively, at November 30, 1996.

     The Company's primary need for funds is to finance working capital, capital expenditures and the further development of the Company's Smart Switch business and ScreenScan dealership and the acquisition of new businesses.

     Net cash provided by operating activities of approximately $49,000 during the three months ended February 28, 1997 resulted from the net income of approximately $71,000 and depreciation and amortization of $181,000, offset in part by an increase in accounts receivable of approximately $212,000.

     Cash provided by financing activities amounted to approximately $202,000 during the three months ended February 28, 1997 primarily as a result of the proceeds from the sale of Common Stock $(94,0000) and proceeds from stockholder loans of $(109,000).

     During the three months ended February 28, 1997, the Company incurred capital lease obligations in the amount of approximately $109,000 in connection with the acquisition of microfiche scanner units.

     The above resulted in a net increase in cash of approximately $243,000 for the three months ended February 28, 1997.

     Net cash used in operating activities of approximately $1,648,000 during the fiscal year ended November 30, 1996 resulted from the net loss of approximately $2,171,000 offset by non-cash items including depreciation and amortization $(1,021,000), unearned compensation $(74,000) and a net decrease in the deferred tax benefit $(130,000). In addition, net cash used in operating activities included an increase in inventory of approximately $176,000 and the pay down of accounts payable and accrued expenses of $471,000.

     Net cash used in investing activities in the amount of approximately $905,000 during the fiscal year ended November 30, 1996 resulted from the acquisition of copiers and accessories $(725,000) and assets acquired through acquisitions $(180,000).

     Cash provided by financing activities amounted to approximately $1,750,000 during the fiscal year ended November 30, 1996 primarily as a result of the proceeds from the exercise of common stock warrants of $1,548,000, stockholder's loans of $887,000 and proceeds from an affiliate's loan of $300,000, offset by the repayment of bank loans and capital lease obligations of $957,000. The proceeds from stockholder's loans represent loans from Dr. Irwin A. Horowitz, the Chairman of the Board, Chief Executive Officer and President of the Company. For the fiscal year ended November 30, 1996, Dr. Horowitz loaned a net aggregate amount of approximately $887,000. On December 17, 1996, the Company and Dr. Horowitz agreed that all of such loans, which are not interest bearing, would not be payable until December 2, 1997, and, in consideration therefore, the Company granted to Dr. Horowitz options to purchase 750,000 shares of Common Stock. Through April 2, 1997, Dr. Horowitz loaned an additional net aggregate amount of approximately $555,000 (including reduced salary payments). On May 6, 1997, the Company and Dr. Horowitz agreed that all such loans, which are not interest bearing, would not be payable until December 1, 1997, and, in consideration therefore, the Company granted to Dr. Horowitz five-year warrants to purchase 350,000 shares of Common Stock.

     The above resulted in a net decrease in cash of approximately $803,000 for the year ended November 30, 1996.

     In June 1997, the Company completed a private placement of 1,500 shares of Series D Convertible Preferred Stock of the Company (the "Preferred Stock") at a price of $1,000 per share, for which it received gross proceeds of $1,500,000.

     Management believes the expected cash flow from operations, the expected growth of the newly acquired companies, its microfiche scanner unit dealership, and the willingness and ability of the Company's Chief Executive Officer to fund any operating deficit will allow the Company to continue operations over the next 12 months.

                                    BUSINESS

General

     DiversiFax, Inc. (the "Company") has been engaged, since November 1993, in the business of owning and operating coin and debit card pay-per-copy photocopy machines, microfilm reader-printers and accessory equipment. The Company currently intends to pursue a strategy of expanding this business through acquisitions.

     In addition, since April 1995, the Company has been engaged in the development and marketing of the Smart SwitchTM, a computerized switching device with an automated switching system. The Smart Switch permits the use of any "off-the-shelf facsimile" ("Fax") machine as a public Fax machine and facilitates billing of a public Fax message without the need for human intervention or the incorporation of a high cost credit card reading device into the Fax machine. The Company through January 1994 owned and operated self-service, credit card activated, public access combination Fax machines, a business different than its current Smart Switch business.

     During the period from July through December 1993, the Company attempted to redirect its marketing program with respect to its previous form of Fax business which had yielded disappointing results. During January 1994, it became evident that this redirected marketing program would not be successful. Management believed that based on this and the continuation of disappointing revenues being generated from the DiversiFax systems previously placed and being operated by the Company, it would be in the best interest of the Company and the stockholders of the Company to redirect the focus of the Company's business to concentrate its efforts and resources on building and expanding the self-service photocopying machine business. Accordingly, the Company terminated this previous form of Fax business.

     The Company, thereafter, sought an alternative and more advanced technology for its Fax business. The Company negotiated for the purchase of the Smart Switch from Faxit Corporation, as described in the second paragraph of this Section (the "Faxit Acquisition Agreement").

     Since October 1996, the Company, through an exclusive supply and distribution agreement, has been engaged in the marketing and sale of scanner units capable of screening microfilm, microfiche and microcard images and (1) printing the scanned images onto a printer without the aid of a computer and/or
(2) transferring the images to CD Rom and maintaining the information on the users' computers.

     The Company was incorporated under the laws of the State of Delaware on February 28, 1989. The Company's principal executive offices and operations center are located at 39 Stringham Avenue, Valley Stream, New York 11580, telephone number (516) 872-0650.

     Acquisition and Merger of IMSG Systems, Inc. and Affiliates. Prior to November 1, 1993, the Company was only engaged in the self-service public Fax machine business. As of November 1, 1993, the Company became the sole parent of IMSG Systems, Inc. ("IMSG") and its affiliated companies, National Copy Corp. ("National"), Capital Copy Corp. ("Capital") and Advanced Business Systems, Inc. ("Advanced") (IMSG, National, Capital and Advanced collectively "IMSG and Affiliates"), which have been operating their self-service pay-per-copy photocopy and microfilm reader-printer business since 1969. The acquisition was accomplished pursuant to four substantially similar merger agreements (the "Merger Agreements"), which were deemed effective as of November 1, 1993, by and among each of IMSG, National, Capital and Advanced and a separate acquisition subsidiary formed by the Company for each merger.

     Pursuant to the terms of the Merger Agreements, the Company issued an aggregate of 662,000 shares of Convertible Voting Preferred Stock, Series A, par value $.001 per share (the "Series A Preferred Stock"), of the Company to Dr. Irwin A. Horowitz ("Dr. Horowitz"), the sole stockholder of IMSG and Affiliates, in exchange for all of their outstanding securities. The Preferred Stock was automatically converted into an aggregate of 6,620,000 shares of Common Stock of the Company in November 1995.

     As a result of the Mergers, the Company acquired the self-service pay-per-copy photocopier and microfilm reader-printers and accessories and the marketing capacity and customer base of IMSG and Affiliates, which comprises a substantial portion of the Company's business since November 1, 1993.

     Upon the consummation of the acquisition of IMSG and Affiliates, Dr. Horowitz became the Chairman of the Board, Chief Executive Officer and President of the Company. Prior to the Merger, from July 1993 to November 1, 1993, Dr. Horowitz served as Chief Operating Officer of the Company.

     Acquisition of Smart Switch. On April 27, 1995, the Company, through DiversiFax Acquisition Corp., a wholly owned subsidiary of the Company, purchased from Faxit Corporation ("Faxit") the Smart Switch. Pursuant to the Faxit Acquisition Agreement, the Company issued (a) shares of Series B convertible Preferred Stock (which were automatically converted in November 1995 into 350,000 shares of Common Stock) to Faxit in exchange for Faxit's Smart Switch and (b) shares of Series B convertible Preferred Stock (which were automatically converted in November 1995 into 50,000 shares of Common Stock) to the finder, Josephthal Lyon & Ross Incorporated. Mario DiNatale, currently President of the Company's subsidiary running the Smart Switch business and a director of the Company, was the President and principal stockholder of Faxit.

     Operations : Copiers

     General. Since November 1, 1993, the Company, through its wholly-owned subsidiaries IMSG and Affiliates, has been engaged in the business of owning, leasing, operating and servicing coin and debit card pay-per-copy photocopiers and microfilm reader-printers (collectively the "Copiers"), cash dispensers, laser printers and accessory equipment. IMSG and Affiliates have been in business since 1969. The Company operates its Copiers in New York, Massachusetts, Pennsylvania, Illinois, Connecticut, Florida, Vermont, New Hampshire, Wisconsin, North Carolina, South Carolina and Georgia, in various sites including libraries, courthouses, colleges, drug stores, office supply stores and similar high traffic outlets. The Company has over 2,500 Copiers and accessories on site. Generally, the Company is responsible for the collection of payments from each site and, at most locations, site operators share in the revenues derived from the copy sales at their site. The Company has the ability to service and repair its Copiers seven days a week. Users can pay per copy by inserting coins in the Copier or by using a debit access card, which the user may purchase at the site location.

     Products. The Company's Copiers consist of a photocopier or microfilm reader-printer with an adaption which allows the user to operate the Copier and pay for the copy by inserting coins or a debit access card. The users can purchase debit access cards at the site location. If coins are used, the Copier will return change in excess of the price of the copies. As copies are made using the debit access card, the price of each copy is deducted from the aggregate value of the debit access card.

     Support Services. The Company provides continuous preventative maintenance to its Copiers and related equipment based on manufacturer specifications. Frequency of service will vary depending upon usage of a given machine. Copiers in high volume locations may require servicing as frequently as once a day. The Company maintains service centers in Valley Stream (Long Island), New York; Albany, New York; Des Plains, Illinois; Jacksonville, Florida; Harrisburg, Pennsylvania; and Norwood, Massachusetts which it utilizes to service regional accounts including repairing machines and storing supplies and parts. The Company may also service machines on site. Service of the Copiers is provided to its customers seven days a week by the Company's staff which is supervised by the Company's trained managers. In addition, the Company provides four hour emergency service repair, when needed. The cost to the Company of providing service to its Copiers and related equipment is moderate, as the Company employs its own service personnel, and amounts to approximately $.04 per copy. Impact to the Company's revenues from down-time of copiers due to repair is negligible, as nearly all locations have multiple machines and the Company's response time to service calls is generally prompt.

     Marketing and Distribution. At June 5, 1997, the Company employed a sales staff of nine people (including two managers) and 71 service/sales technicians, who work to increase the Company's customer base in regions where it is currently operating, as well as to expand into new regions. To that end, the salespersons will target potential high-traffic locations and ascertain whether there is the need for the Company's Copiers and the potential that site locations will be profitable for the Company. The salesperson will then directly solicit the site locations for the placement for the Company's Copiers and establish a commission structure with its site operators. The Company's salespersons are compensated on either a salary basis or on a combination salary/commission basis. The site operator commission structure varies with each customer, and will depend upon expected volume, usage, competition and profit margin.

     Supplies and Suppliers. The Company currently purchases both new and used Copiers from a variety of sources, including acquiring Copiers from other companies as it expands when it purchases assets from other companies. Since machines are available from a variety or sources, the loss of any one supplier will not adversely impact the Company.

     The Company has primarily used Sharp photocopiers and Minolta microfilm reader-printers. The Company buys these machines and supplies from brokers, dealers and the manufacturers.

     The Company did not experience any difficulties in obtaining equipment or parts and supplies and does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

     Expansion Strategy. The Company presently intends to selectively expand its Copier operations in certain targeted areas in the United States, both into some regions where it has not previously operated, as well as expanding its presence in the regions where it currently operates its business, subject to the availability of requisite financing and the number of Copiers in the Company's inventory. The Company may seek such additional financing through equity and/or debt offerings, or through loans from Dr. Horowitz, its Chief Executive Officer, for which there can be no assurance of obtaining. During the fiscal years ended November 30, 1995 and November 30, 1996, and during the current fiscal year, Dr. Horowitz has made loans to the Company to finance acquisitions and for working capital and has deferred certain salary payments. At May 31, 1997, the Company owed Dr. Horowitz a balance of $1,352,888. In addition, the Company may pay all or a portion of the acquisition prices for such acquired businesses by means of the Common Stock covered in this Prospectus.

     On January 27, 1994, the Company through its wholly-owned subsidiary, Coin Copy, Inc. acquired the contract revenues and business of MDM Copying Services, Coin-Op, Inc., which then expanded the Company's position in the New York Metropolitan area.

     In June 1996, the Company, through its wholly-owned subsidiary JA-Hunt Services, Inc., acquired the assets of a Pennsylvania-based company engaged in the servicing of high end copier equipment and the retail sale of copier supplies and office equipment. It is the Company's intent to acquire a substantial number of companies in these and other fields related to the Company's business.

     The Company's planned expansion requires an increase in the number of its Copiers and accessories. Additionally, as the Company expands into new regions, it will carefully consider whether new service centers should be established and may engage additional service staff members and supervising technicians. The Company intends to continue to focus on controlled growth in new and existing domestic market areas, so that the Company will expand at a rate which will absorb new business without disrupting operations, and optimize working capital.

     Significant Customers. During the fiscal year ended November 30, 1996, revenue derived from one of the Company's Copier customers, a large university located in the southeastern United States, amounted to approximately 11.6% of the Company's revenues. The Company's contract with this university, which is not terminable at will, is for a term of one year and is renewable at the parties' option for four additional one year terms. Another customer, a major library system in the City of New York, accounted for approximately 4.0% and 12.3% of the Company's revenues for the fiscal years ended November 30, 1996 and 1995, respectively. In January 1995, the Company's contract with this library system expired. The contract was subsequently extended, but the Company lost its bid for renewal of the contract in March 1996. In general, customer accounts are maintained pursuant to contractual agreements, that have terms ranging from three to five years. Currently, there are varying terms remaining on all of the Company's customer contracts. See "Risk Factors -- Dependence on Certain Customers; Loss of Large Customer."

     Patents and Technology. The Company does not, in general, rely on patented technology with respect to its Copier operations. The Company purchases and operates Copiers which may contain patented technology. However, management believes that the proprietary nature of this technology does not affect the Company's operations. There can be no assurance however that patented technology will not affect the Company in the future if the Company is unable to obtain Copiers that have a patented feature which make them more desirable than Copiers being used by the Company or that will be acquired by the Company in the future.

     Competition. The Company markets its coin-operated copier services to users at site locations who need to copy documents, books and other materials located at the sites where the Company's Copiers have been placed. Other companies that offer similar coin-operated services include Continental Copy Products Limited, Dual Office Supplies, Inc., Boston Copico and Compucopy. Each of these competitors competes directly with the Company in a different and limited geographic region. Continental Copy Products Limited principally conducts operations in Connecticut and downstate New York; Dual Office Supplies principally conducts operations in Illinois; Boston Copico principally conducts operations in Massachusetts, Connecticut and downstate New York; and Compucopy principally conducts operations in southern Florida. Competition between companies is generally based on price and quality of service offered.

     Seasonality. The Company's Copier activities are subject to seasonal fluctuations. Revenues from Copiers tend to be lower during the summer months of June through September and in the last weeks of December and the first weeks of January due to school and employee vacation patterns. Although the Company has a working capital deficit and cash flow tends to be tight in these periods of low revenue, the Company has not experienced severe cash flow difficulties, due to the reasons discussed in this paragraph. Seasonally slow periods are immediately preceded by periods of high volume of use, which generate increased cash flows. In addition, because the Copier business is conducted primarily in cash, there is no lead time between sales and collections. Also, fluctuations are regular and predictable, thereby allowing the Company to plan for such low revenue months. Over the past three fiscal years, Dr. Horowitz, the Chief Executive Officer of the Company, has advanced funds to the Company when needed so that it could meet its day to day cash obligations, although there can be no assurance he will continue to do so in the future. See "Certain Transactions." Cash flow has also been favorably affected in that many creditors have typically allowed the Company to forbear during these slow months, although there can be no assurance they will continue to do so in the future. Finally, the Company expects that the addition of its microfiche scanner operations will offset to some extent the seasonality of Copier operations, as scanner revenues are expected to be higher during the summer months, during which period universities and public libraries, the primary customers of scanners, receive a high proportion of their municipality funding. See "Microfiche Scanner Operations."

Operations: Fax Machines (Smart Switch TM)

     General - The Smart Switch. The Company commenced its Smart SwitchTM operations in April 1995, upon the acquisition of the Smart Switch. The Smart Switch is a computerized switching device, which has an automated switching system, which permits the use of any "off the shelf" Fax machine as a public Fax machine and facilitates billing of a public Fax message without the need for human intervention or the incorporation of a high cost credit card reading device into the Fax machine. When using a Fax machine equipped with a Smart Switch, the user takes the phone off the hook and hears a voice prompt directing the user to enter his or her credit card number and expiration date. Once verified, the Smart Switch gives the caller a dial tone and allows a direct call to be placed to the receiving Fax machine. If the Fax number dialed is busy, the Smart Switch will give the caller a Fax tone and accept and store the Fax for later retry, allowing the customer the ability to have the Fax sent to a busy fax at such time as it becomes free, without any human intervention.

     Because the Smart Switch is a computer based system and not equipment based, the Smart Switch gives the Company the capacity to offer a variety of Fax and voice services, such as Fax and voice mailbox systems and services that allow users to send and receive faxes directly in a hotel room without additional costly telephone lines, together with other services which allow users to make copies and print from lap top computers, all in one unit. These units are available to hotels, libraries and airport lounges, and domestic and international Fax transmission services at competitive rates. The Smart Switch permits hotels to offer in-room Fax machines for guests' confidential use, thereby converting each room into a "Smart Suite". The Smart Switch software has been upgraded by the Company following its acquisition to permit billing of the user not only through the user's credit card but also by billing to the user's hotel bill either by a transfer of the billing information to the hotel's computer or by an electronic scanning of calls to listen for a Fax tone.

     Support Services. The Company services the Smart Switch units in all states where it currently services its copiers and related equipment. In other states, the Company will be using outside service companies for this purpose.

     Marketing and Distribution. The Smart Switch is marketed under the direction of Mario DiNatale, the President of DiversiFax Information Services, Inc., the wholly-owned subsidiary of the Company conducting Smart Switch operations.

     Although certain limited trials of a version of the Smart Switch had been conducted, no sales of the Smart Switch had been made prior to its acquisition by the Company. The Company commenced marketing of the Smart Switch in April 1995 and has placed units under lease at hotels, airport lounges, libraries and colleges, principally in the Northeast. The term of the agreements range from one year to 39 months, and the hotel, lounge or other party is responsible to pay the Company for the cost of the equipment as well as a per minute usage charge. Generally, users of Fax machines (e.g., hotel guests) are charged by the minute per usage, with the amounts collected by the Company, who remits a portion to the relevant provider of the Fax machine (e.g., the hotel). In some cases, the hotel collects for usage, and remits the required portion to the Company.

      The initial results from the Company's Fax machine operations have varied. A number of hotels, airport lounges, libraries and colleges, as described above, have installed and are currently utilizing the Smart Switch. Specifically, there are 17 units in hotels, 20 units in airport lounges, three units in libraries and seven units in universities. Several hotels have canceled or determined not to permanently install a significant number of such machines, apparently primarily due to a competitor who was providing in-room fax machines to hotels free of charge. One hotel returned 87 machines which the Company believes is related to a change in control of such hotel. There can be no assurance that there will not be a material amount of additional cancellations, or that significant new orders will develop so as to make the Fax machine operations of the Company profitable. There can be no assurance that the Smart Switch will gain broad market acceptance.

      In November 1995, the Company entered into an agreement with AT&T to jointly market the Company's in-room Fax services on an exclusive basis to AT&T hotel accounts, and in November 1996, the Company entered into a co-marketing agreement with Danka.

      Although there are results of several market research studies and surveys available to the Company which indicate that over 50% of all business travelers expect hotels to offer fax and copier services, there has been no research completed in connection with in-room fax services that gives management sufficient information to estimate potential demand for its Smart Switch with certainty. There can be no assurance that sufficient market penetration can be achieved so that planned placement of any of the Company's equipment will be absorbed by the market in the event such demand can be identified.

      Agreement with AT&T. In November 1995, the Company and AT&T entered into an agreement providing for the joint marketing of the Smart Switch in hotels utilizing AT&T's "0 Plus" service. The Agreement was for an initial term of one year, absent termination based on breach, and has been renewed by agreement of the parties for an additional two year term. Under the agreement, the Company will (a) obtain, install and maintain all individual Fax units and the Facsimile Central Systems at hotel units desiring the service and (b) partner exclusively with AT&T for hotels with AT&T "0 Plus" service. AT&T is required to (a) provide a sales distribution channel for agreed upon territories, (b) provide sales support, and (c) exclusively offer the Smart Switch in room Fax service during the term of the agreement. The Company will be compensated directly by the hotels and users (guests) of the Smart Switch.

      Agreement with Danka. In November 1996, the Company entered into a co-marketing agreement with Danka to jointly market the Company's Smart Switch Fax services. It is contemplated that Danka will provide hotels with Fax machines incorporating Smart Switch functionality and utilizing existing AT&T long distance phone lines as part of Danka's preferred vendor status offered to Hotel Franchise System, a hotel chain association, whose members include, among others, Ramada Inn, Travelodge, Days Inn, Howard Johnson and Super 8. Danka is a leading independent supplier of office imaging equipment and related services.

      Supplies and Suppliers. The Company assembles the Smart Switch by programming the Company's proprietary software into off-the-shelf computers and leases the programmed computer together with off-the-shelf Fax machines and telephones, dialers and components, all of which are manufactured by other vendors. The Company purchases certain custom components and complete Fax machines from single suppliers in order to obtain lower prices. In the past, the Company has had satisfactory relationships with its suppliers and has not experienced delays in the delivery of components or public-fax machines. The Company generally does not maintain supply contracts with its suppliers and purchases pursuant to purchase orders in the ordinary course of business. The Company believes that there are a number of other suppliers for the components that it uses. The Company did not experience any difficulties in obtaining equipment or parts and supplies and, although there can be no assurance, does not anticipate that there will be any problems obtaining any equipment, parts or supplies in the future.

      Patents and Technology. The Company does not believe that the technology upon which the Smart Switch systems are based is patentable. Other companies may have been or may be involved in research and development which may lead to patents relating to specific aspects of the Company's products and technologies, and the Company has not engaged counsel to determine whether its products are in general free from patent infringement. Unless protected by patents or nondisclosure agreements, the Smart Switch may be susceptible to being analyzed and reconstructed by an existing or potential competitor. The Company is not aware of any claims that its products infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims may be found to be valid and could result in awards against the Company, which could have a material adverse effect on the Company's business. As a result, the cost to the Company of protecting itself against patent claims could be substantial. The market for the Company's public-Fax products is characterized by rapidly changing technologies and evolving industry standards. The Company's success will depend in large part on the Company having a technically competent staff and on its ability to anticipate changes in technology and industry standards and, to the extent such changes impact the Company's technology and products, to respond to market and technological developments on a timely basis. There can be no assurance that the Company will be able to keep pace with the technological demands of the market place. Moreover, there can be no assurance that new products or technologies will not render the Company's Smart Switch less competitive or obsolete.

      Government Regulation. There are no known federal or state regulations which regulate the public facsimile transmission business, other than the regulations of the telephone industry, whose services the Company utilizes. There can be no assurance that the Company's business will not be regulated in the future nor that such regulations will not have an adverse effect upon the Company's profitability.

      Credit Card Regulations. The Company's Fax business is dependent on its securing processing for its credit card transactions. Credit card companies establish the rules and regulations for eligibility for processing and determine which businesses may accept their cards, and upon what terms. While the Company's facsimile machines are presently processed through all major credit card companies, there can be no assurance that in the future some or all credit card companies may not change the terms upon or circumstances under which their credit cards will be accepted so as to adversely effect the business of the Company.

      Competition. The public Fax business is in an early stage of development. The Company does not know of any other company which offers a computer software switching device which can convert any "off-the-shelf" Fax machine into a public Fax. The Company's principal competitors must physically reconfigure each fax machine they install using a procedure that can only be used on a particular model of fax machine in which they usually specialize (the same procedure cannot be used on different models). AlphaNet, the Company's largest competitor, is able to reconfigure a particular model fax machine and has placed these reconfigured machines at a large number of locations. Other competitors, Teledex and Action Fax, offer products which do not currently offer the various features of the Company's Smart Switch, such as the range of useable fax machines, customized billing by floor or room and voice mail. In general, AlphaNet competes in all of the Company's markets, while Teledex and Action Fax offer competition only in limited markets. Competition between companies is generally based on price and quality of service offered. It should be noted, however, that if the public Fax business generates substantial profits and appears to be capable of significant growth, other companies with greater resources than the Company's may enter the business and present intense competition. The Company believes that if this were to occur, it could expect to encounter significant competition in two general areas: (i) other companies organized to provide public facsimile transmission services and/or equipment, and (ii) assisted facsimile transmission services. In addition, it should be noted that facsimile transmission also competes with alternative methods of document delivery, principally overnight small package express services such as Federal Express and United Parcel Service, as well as the United States Post Office Express Mail Service. In all of the foregoing areas, virtually all competitors can be expected to be considerably better established and larger than the Company in total assets and resources.

      Seasonality. Based on the limited information available to the Company regarding the public Fax industry, it appears to the Company that the Smart Switch business is subject to seasonal fluctuations. Revenues from the Smart Switch tend to be lower during the summer months due to the vacation patterns of business travelers. These fluctuations appear to be regular and predictable, thereby allowing the Company to plan for such low revenue months. Over the past three fiscal years, Dr. Horowitz, the Chief Executive Officer of the Company, has advanced funds to the Company when needed so that it could meet its day to day cash obligations, although there can be no assurance he will continue to do so in the future. See "Certain Transactions." Finally, many creditors have typically allowed the Company to forbear during these slow months, although there can be no assurance they will continue to do so in the future.

Microfiche Scanner Operations

      In October 1996, the Company entered into a Supply and Distribution Agreement with ScreenScan Systems, Inc. ("ScreenScan"), pursuant to which the Company is acting as the exclusive distributor of ScreenScan's 100C/200C Centronics interface scanners in North and South America for a period of five years. Pursuant to the agreement, the Company has agreed to purchase a minimum of $2,500,000 of scanner units during the one year period ending September 30, 1997. The Company is currently marketing the scanners to university libraries, public libraries, insurance companies and banks throughout the United States. The scanner units are capable of scanning microfilm, microfiche and microcard images and (1) printing the scanned images onto a printer without the aid of a computer and/or (2) transferring the images to CD Rom and maintaining the information on the user's computers. These machines can be card and coin operated for public use, thereby creating a revenue source for libraries. The Company offers service contracts to its customers with respect to this product. The first scanner system sold by the Company was in November 1996.

      The scanner units are marketed by the Company through five salespersons exclusively marketing this device as well as other salespersons at the Company. The Company also advertises the product in magazines and displays it at library shows throughout the country. Marketing efforts are also undertaken by ScreenScan.

      Competition with respect to the scanning device includes a laser scanning machine produced by Canon Corporation, which the Company believes is of lesser quality and more expensive. There can be no assurance that additional competition, including from companies with greater resources than that of the Company, will not occur in the future.

      The Company anticipates that sales of microfiche scanner units will be higher during the summer months. During this season, universities and public libraries receive a high proportion of their municipal funding, which will provide them the funds to consummate scanner purchases.

Employees

      At June 5, 1997, the Company had 95 full time employees, including one executive officer, five managers, 71 service technicians, 11 clerical and administrative employees and nine sales persons (of which two are managers), none of whom are subject to a collective bargaining agreement.

Properties

      The executive offices of the Company are currently maintained at 39 Stringham Avenue, Valley Stream, New York 11580, which is also the headquarters of IMSG, one of its wholly-owned subsidiaries. These facilities are comprised of executive offices, warehouse space and repair facilities covering approximately 3,000 square feet. The Company presently has no formal lease or agreement with respect to its office facilities, and is on a month to month lease at $2,145 per month. In the event the month to month lease arrangement is terminated, the Company does not believe that it will be materially affected since management believes it will be able to obtain similar facilities.

      The Company also maintains service centers in Norwood, Massachusetts; Albany, New York; Des Plains, Illinois; Harrisburg, Pennsylvania; and Jacksonville, Florida. The Company utilizes these service centers to service regional accounts including repairing machines and storing supplies and parts. The Norwood, Massachusetts service center is leased for a monthly rent of $650. The Albany, New York service center is leased for a monthly rent of $1,219. The Des Plains, Illinois service center is leased for a monthly rent of $950. The Harrisburg, Pennsylvania service center is leased for a monthly rent of $1,417. The Jacksonville, Florida service center is leased for a monthly rent of $1,385.

      All space currently utilized by the Company is dedicated to administrative, marketing, data processing, equipment assembly storage, service, maintenance and clerical functions. The Company believes that its facilities are adequate for its present operations. Additionally, the Company believes its facilities are adequately covered by insurance.

      Machines are on site locations throughout New York, Massachusetts, Pennsylvania, Illinois, Connecticut, Florida, Vermont, New Hampshire, Wisconsin, North Carolina, South Carolina and Georgia.

Legal Proceedings

      The Company is not a party to any material legal proceedings, except as follows:

      On October 26, 1995, the Company instituted an action in Supreme Court, State of New York, Nassau County, entitled IMSG Systems, Inc. v. Kevin T. Gallagher and LGG Corp. d/b/a Boston Copico. The Company brought the action to enforce a restrictive covenant against Kevin Gallagher, a former employee of the Company. LGG Corp. counterclaimed for $1,750,000 based upon an alleged unfair or trade practice in seeking to prevent it from hiring Mr. Gallagher. The Court denied the Company's motion for a permanent injunction. Depositions of the parties are scheduled for July 1997.

      On October 30, 1995, an action was brought against the Company in Supreme Court, State of New York, New York County, entitled Diversified Investors Corp.
v. DiversiFax, Inc. and Judd Rothman. The suit was brought seeking payment owed to plaintiff pursuant to prior non-interest bearing loans totalling $228,670 (which amount is accrued at February 28, 1997), made to the Company by various creditors, two of whom have assigned their rights under the loans to Diversified Investors Corp. The Company has acknowledged the amount due, but has not paid because the creditors have not indicated how the amount was to be allocated (due to a dispute between the creditors). Based upon the agreement describing the debt, the Company believes that the amount is payable in Common Stock of the Company. The plaintiff is seeking cash in lieu of stock. The Company and the plaintiff each appealed to the Appellate Division. The Appellate Division has determined that payment of the debt should be made in cash. The Company has filed a motion for leave to appeal to the Court of Appeals, which motion is now pending before the Court.

      On December 16, 1996, an action was brought against the Company in the United States District Court for the District of New Jersey, entitled Gary Stark
v. DiversiFax, Inc. and Irwin A. Horowitz. The plaintiff brought suit against the Company and Dr. Horowitz claiming that the Company owed and has refused to pay plaintiff certain amounts due under an alleged oral agreement made with the plaintiff, to assist the Company in becoming the exclusive distributor for ScreenScan Systems, Inc. The Company and Mr. Stark have entered into a settlement agreement pursuant to which Mr. Stark has been made a distributor of the ScreenScan product in a limited area, subject to a required quota of sales, and 40,000 shares of Common Stock of the Company was issued to a designee of Mr. Stark (namely, Stern & Greenberg, a Selling Stockholder).

      On March 28, 1997, an action was commenced against the Company in the Supreme Court of Nassau County, entitled The County of Nassau v. IMSG Systems, Inc., in which the County of Nassau is seeking an accounting at the end of a contract with IMSG. The Company believes that all appropriate payments were made to the County and that the County was overpaid. Discovery is now in process.

      The Company believes that the outcome of the above actions will not have a material adverse effect on the Company's financial condition.

                                   MANAGEMENT

Directors and Officers

      The current directors and executive officers of the Company are as follows:

Name                            Age       Position
----                            ---       --------

Dr. Irwin A. Horowitz            61       Chairman of the Board,
                                          Chief Executive Officer and President

Mario J. DiNatale                42       Director

Eugene Bilotti                   48       Director

Kenneth Ross Wolfe               51       Secretary and Director

      Irwin A. Horowitz has been the Chairman of the Board, Chief Executive Officer and President of the Company since November 1, 1993. From July through October 1993, he served as Chief Operating Officer of the Company. For more than the past five years, Dr. Horowitz has been Chairman of the Board and President of IMSG Systems, Inc. and certain affiliated companies ("IMSG and Affiliates"), which were acquired by the Company effective November 1, 1993. Dr. Horowitz is a director of Dynamics Imaging, Inc., a private company which is primarily engaged in the development of advanced medical technologies.

      Mario J. DiNatale is the President and Chief Operating Officer of the Company's subsidiary DiversiFax Information Services, Inc. since April 1995 and a director of the Company since November 1995. Mr. DiNatale founded Faxit Corporation ("Faxit") in 1987 and has been its President and Chief Executive Officer from inception. He became an employee of the Company upon the completion of the purchase by the Company of the Smart Switch from Faxit in April 1995. Prior thereto, he had over fifteen years of marketing and management experience with leading manufacturers of office automation equipment, such as Ricoh and Toshiba.

      Eugene Bilotti has been a director of the Company since November 1, 1993. Since January 1986, Mr. Bilotti has been the Chief Executive Officer and Director of Marketing of Pegasus Asset Management, New York, New York, a registered investment advisor. From 1971 to 1986, he was a Vice President of Fiduciary Trust Company International in New York.

      Kenneth Ross Wolfe has been a director of the Company since November 1, 1993 and was Secretary of the Company from November 1994 to January 1996, and has served as Secretary of the Company from May 1996 to present. Mr. Wolfe is an attorney who has maintained a private law practice since 1976. From 1969 to 1976, he was a prosecuting attorney in New York, including two years as a Special Assistant Attorney General in the Office of The Special State Prosecutor, investigating corruption in the criminal justice system. Mr. Wolfe received his JD degree from Brooklyn Law School in 1969, where he served as a member of the law review. He is admitted to practice in New York, as well as various Federal Courts, including the United States Supreme Court.

      No family relationship exists between any director or executive officer and any other director or executive officer.

Indemnification of Directors

      The Company's Certificate of Incorporation eliminates the liability of a director of the Company for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, the Certificate of Incorporation provides for the Company to indemnify, under certain conditions, directors, officers, employees and agents of the Company against all expenses, liabilities and losses reasonably incurred by such persons in connection therewith. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

Summary Compensation Table

      The following table sets forth information with respect to the compensation of each of the named executive officers for services provided in all capacities to the Company and its subsidiaries in the fiscal years ended November 30, 1996, 1995 and 1994. No other executive officer or former executive officer received more than $100,000 in compensation in the fiscal year ended November 30, 1996. For the purposes of this table, warrants are deemed to be equivalent of stock options.

                                                                        Long Term
                                                                        Compensation
                                         Annual Compensation            ------------
Name and Principal                 --------------------------------     Securities Underlying
Position                 Year    Salary ($)  Bonus ($)   Other ($)(1)   Options (#)
-------------------      ----    ----------  ---------   ------------   ---------------------
Dr. Irwin A. Horowitz     1996    126,142     --          67,200         1,277,520
Chairman of the Board     1995    201,923     --          65,155         --
of Directors and Chief    1994    250,000     --          64,200         --
Executive Officer

Mario J. DiNatale         1996     90,000     35,000(2)   --             --
President, DiversiFax     1995     72,000     35,000      --               100,000
Information Services,     1994    --          --          --             --
Inc.

(1) Represents the fair market value of benefits and perquisites afforded by the Company to Dr. Horowitz.

(2) This bonus is anticipated to be paid in shares of Common Stock of the Company.

Option Grants in fiscal 1996
(Individual Grants)

      The following table sets forth certain information for each of the named executive officers with respect to grants of options (for the purposes of this table, warrants are deemed to be equivalent to stock options) to purchase Common Stock of the Company made during the fiscal year ended November 30, 1996.

                                                                       Potential
                                                                       Realizable
                                                                   Value at Assumed
                                                                    Annual Rates of
                                                                       Stock Price
                    No. of     % of Total                           Appreciation for
                  Securities    Options                              Option Term(1)
                  Underlying   Granted to  Exercise                 ----------------
                    Options    Employees    Price     Expiration
Name              Granted (#)   in Year     ($/Sh)       Date        5%          10%
----              -----------   -------     ------       ----      -----        -----
Irwin A. Horowitz   427,520      32.7%     2.375(2)     8/16/01   $280,525     $619,887
                    850,000      65.0%       2.375     10/29/01   $557,743   $1,557,589

Mario J. DiNatale     --           --         --          --         --          --

(1) In accordance with the rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annually compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annually compounded rates of stock price appreciation are set forth in the rules of the Commission and do not represent the Company's estimates or projection of future Common Stock prices.

(2) The exercise price of these options or warrants was lowered from $3.25 to $2.375 on December 17, 1996, in consideration of Dr. Horowitz's loans to the Company. See "Certain Transactions."

Aggregated Option Exercises During Fiscal 1996 and Year End Option Values

      The following table provides information related to options exercised by each of the named executive officers during 1996 and the number and value of options held at November 30, 1996. The Company does not have any outstanding stock appreciation rights (for the purposes of this table, warrants are deemed to be equivalent to stock options).

                                                                   Value of Unexercised In- le
                    Shares      Value     Number of Unexercised    the-Money Options at Year
                  Acquired on Realized    Options at Year End(#)           End ($)
Name              Exercise(#)    ($)     Exercisable Unexercisable Exercisable Unexercisable
----              -----------   -----    ----------- ------------- ----------- -------------

Irwin A. Horowitz     --         --       677,520      600,000         0            0

Mario J. DiNatale     --         --       40,000       60,000          0            0

Employment Agreement

      Dr. Horowitz divides his business time primarily between New York (the location of the Company's principal office and significant customers) and Florida (where the Company also has significant business). On October 29, 1996, the Company entered into a renewable one year Employment Agreement with Dr. Horowitz, pursuant to which the Company agreed to pay Dr. Horowitz a salary of $125,000, together with an annual incentive bonus equal to a percentage of the Company's pre-tax profits. Such incentive bonus ranges from 6% to 18% of the Company's pre-tax profits, based on the level of such pre-tax profits. In addition, upon execution of the agreement, Dr. Horowitz received options to purchase 750,000 shares of Common Stock, which options vest as to 150,000 shares on the date of grant and upon each of the next four anniversary dates thereof. The Company further agreed to grant Dr. Horowitz options to purchase an additional 100,000 shares of Common Stock, in consideration of Dr. Horowitz' prior guaranty of the Company's payments under a certain bank loan agreement. See "Certain Transactions." The Company pays or reimburses Dr. Horowitz for the travel expense between New York and Florida, the rental of an apartment in New York and the rental of cars in both locations. During fiscal 1996, 1995 and 1994, these expenses aggregated $67,200, $65,155 and $64,200, respectively.

Stock Option Plans

      In October 1996, the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan"), pursuant to which 3,000,000 shares of Common Stock are reserved for issuance upon exercise of options. The Stock Option Plan is designed to serve as an incentive for retaining qualified and competent employees, directors, advisors and consultants.

      The Company's Board of Directors administers the Stock Option Plan and is authorized, in its discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of, and consultants or advisors to, the Company. The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) and nonstatutory stock options. Options can be granted under the Stock Option Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that, in the case of an incentive stock option, the per share exercise price of options will not be less than the fair market value of the Common Stock on the date of grant. In the case of an incentive stock option granted to a 10% stockholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Stock Option Plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

      Options granted under the Stock Option Plan will be exercisable after the period or periods specified in each option agreement. Options granted under the Stock Option Plan are not exercisable after the expiration of ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.

      As of the date of this Prospectus, the Company has granted stock options to purchase an aggregate of 2,404,000 shares of Common Stock to employees, officers and directors of, and consultants to the Company, which have a weighted average exercise price of $2.55 per share.

      In addition, in October 1996, the Company amended its two existing stock option plans, the 1995 Outside Directors Stock Option Plan (the "Directors' Plan") and the 1995 Incentive Stock Option Plan, so that no further options could be granted thereunder.

Compensation of Directors

      The directors of the Company are not currently compensated, nor were they during the last fiscal year, for their services as such, except that in September 1995, the Company adopted the Directors' Plan, pursuant to which all current non-employee directors and non-employees who became directors of the Company received an option to purchase 100,000 shares of the Common Stock at the market value thereof at the time of grant. Said options vest at the rate of 20,000 per year (the first 20,000 vested upon grant) and terminate 90 days after the director ceases to serve as a director. Pursuant to the Directors' Plan, in September 1995, options to purchase 100,000 shares of Common Stock at an exercise price of $4.125 were granted to each of Messrs. Bilotti and Wolfe. In October 1996, the Company amended the Directors' Plan so that no further options could be granted thereunder. Pursuant to the Stock Option Plan, which allows the Company to grant options to directors of the Company, in December 1996 Messrs. Bilotti and Wolfe each received additional options to purchase 100,000 shares of Common Stock at an exercise price of $2.375 per share. In connection with such grant, Messrs. Bilotti and Wolfe each agreed to cancel the unvested portion (for 60,000 shares) of their original options.

                              CERTAIN TRANSACTIONS

      Mr. Kenneth Ross Wolfe, a director of the Company, provides legal services to the Company. Mr. Wolfe has received approximately $33,000 in legal fees in fiscal year 1996 and $69,000 in fiscal year 1995.

      From June 1994 to November 1995, Dr. Irwin A. Horowitz, the Chairman of the Board, Chief Executive Officer and President of the Company, guaranteed the Company's payments under certain bank loan agreements. Such loans were in the aggregate principal amount of $1,185,000, and as of December 1995, were paid in full, at which time the total balance was $1,007,459. In consideration for such guaranty, in August 1996, Dr. Horowitz received options to purchase 100,000 shares of Common Stock at an exercise price of $3.25 per share.

      During the fiscal year ended November 30, 1996, Dr. Horowitz loaned the Company funds to cover its working capital needs and to finance acquisitions on a number of occasions, in the net aggregate principal amount of $887,000. In consideration thereof, and for Dr. Horowitz's agreement that such loans would not bear interest, on August 16, 1996, the Company delivered to Dr. Horowitz a promissory note in the amount of $668,000 (the principal balance on that date), payable on demand after June 1, 1997, and five year warrants to purchase 427,520 shares of Common Stock at an exercise price of $3.125 per share. On December 17, 1996, Dr. Horowitz agreed to extend to December 2, 1997 the due date of the loans made on or before November 30, 1996, as well as all subsequent loans, in the net aggregate principal amount of $887,000. In consideration thereof and for Dr. Horowitz's agreement that such loans would be interest free, the Company agreed that the per share exercise price of the warrants granted in August 1996 as well as of the options granted to him in October 1996 pursuant to his Employment Agreement with the Company, would be reduced to $2.375 per share, the then current fair market value of the Common Stock. In addition, the Company granted to Dr. Horowitz additional incentive and non-incentive options, to purchase an aggregate of 750,000 shares of Common Stock, of which the incentive options (for 38,270 shares) are exercisable at $2.613 per share and the non-incentive options (for 711,730 shares) are exercisable at $2.375 per share.

      On May 6, 1997, in consideration for additional interest-free loans aggregating approximately $555,000 (which amount includes reduced salary payments), made by Dr. Horowitz from December 1, 1996 through April 2, 1997, which loans shall not become due upon demand until December 1, 1997, the Company granted to Dr. Horowitz additional warrants to purchase 350,000 shares of Common Stock, at an exercise price of $1.9375 per share, all of which warrants are immediately exercisable.

Principal Stockholders

      The following table sets forth, based upon information obtained from the persons named below, certain information regarding beneficial ownership of the Common Stock as of June 11, 1997 and as adjusted to reflect the sale of all of the Common Stock offered hereby by (i) each stockholder known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each person named in the Summary Compensation Table above and (iv) all of the Company's current officers and directors as a group.

Name and Address of         Number of Shares
Beneficial Holder           Beneficially Owned(1)       Percentage of Class
-----------------           ---------------------       -------------------

Dr. Irwin A. Horowitz          8,187,520(2)                 51.1
111 Ocean Place
Sarasota, Florida  24242

Mario J. DiNatale              263,427(3)(4)                 1.8
Atrium Executive Center
3000 Atrium Way -- Suite 200
Mt. Laurel, New Jersey
08054

Eugene Bilotti                 80,000(4)                       *
111 Broadway
New York, New York  10006

Kenneth Ross Wolfe             80,000(4)                       *
1325 Franklin Avenue
Garden City, New York
11530

All officers and directors     8,610,947(5)                 52.7
as a group (4 persons)

------------
*     less than 1%.

(1) Unless otherwise indicated below, all shares are owned beneficially and of record.

(2) Includes 1,000,000 shares of Common Stock underlying options exercisable within 60 days and 877,520 shares underlying warrants exercisable within 60 days.

(3) Includes 100,000 shares of Common Stock underlying warrants exercisable within 60 days. Also includes 55,000 shares held of record by Faxit corporation, of which Mr. DiNatale is the President and sole director.

(4) Includes 80,000 shares of Common Stock underlying options exercisable within 60 days.

(5) Includes an aggregate of 1,240,000 shares underlying options exercisable within 60 days and an aggregate of 977,520 shares underlying warrants exercisable within 60 days.

                              SELLING STOCKHOLDERS

      The following table sets forth the present record and beneficial ownership of securities of the Company owned by the Selling Stockholders as of the date of this Prospectus.

                                                 Percentage of Series D Preferred Stock
                                                 --------------------------------------

Name and Address            No. of Shares of          Before                 After
of Selling Stockholder       Common Stock(1)         Offering              Offering
----------------------       ---------------         --------              --------

Stern & Greenberg                 40,000                 -                    0

Libertyview Fund, LLC
101 Hudson Street
Jersey City, New Jersey 07302    166,667(2)             6.7                   0

Libertyview Plus Fund
Hemisphere House
9 Church Street                  500,000(2)            20.0                   0
Hamilton, Bermuda HMDX

Paresco, Inc.
101 Hudson Street
Jersey City, New Jersey 07302  1,500,000(2)            60.0                   0

Van Moer Santerre & Co., NV
Societe de bourse-
Beursvennootschap                333,333(2)            13.3                   0
111 Boulevard Anspachlaan,
1000 BX

John Clark                        50,000(3)               -                   -

David Cowherd                     50,000(3)               -                   -

(1) The number of shares listed indicated both the amount of securities beneficially owned by the holder prior to the Offering and the amount to be offered for the stockholder's account.

(2) Maximum shares of Common Stock to be issued upon conversion of the Preferred Stock. See "Description of Securities - Preferred Stock."

(3)   Represents shares of Common Stock underlying the Private Warrants.

                           DESCRIPTION OF SECURITIES

General

      The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of June 11, 1997, 14,145,215 shares of Common Stock were outstanding and there were 154 holders of record of the Common Stock. As of the date hereof, 1,500 shares of Series D Preferred Stock are outstanding and held of record by four holders.

Common Stock

      The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights.

Preferred Stock

      Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more additional series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

      The Company currently has 1,500 shares of Series D Preferred Stock issued and outstanding. Each share of Series D Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing $1,000 by the lesser of (A) 80% of the average bid price of the Common Stock for the five trading days immediately preceding the date of notice of conversion and (B) (i) $2.25 for the first one-third of the shares of Series D Preferred Stock converted by a holder; or (ii) $2.50 for the next one-third of the shares of Series D Preferred Stock converted by a holder; and (iii) $2.75 for the balance of the shares of Series D Preferred Stock converted by a holder. In no event shall such conversion price be less than $.60. The Series D Preferred Stock unless sooner converted, shall automatically convert to shares of Common Stock on June 5, 2000. Until such date, the Series D Preferred Stock may be converted at any time after the effectiveness of the registration under the Securities Act of the shares of Common Stock underlying the Series D Preferred Stock, or at such time as the shares of Common Stock underlying the Series D Preferred Stock may be sold without registration under the Securities Act in compliance with Rule 144 promulgated thereunder, as follows:

                   0-30 days      -    one-third of investment
                   31-60 days     -    two-thirds of investment
                   After 61 days  -    100% of investment

      In addition, holders of the Series D Preferred Stock shall be entitled to receive a six percent cumulative dividend on each share of Series D Preferred Stock for the period that such share is outstanding, determined by multiplying sixty dollars by a fraction, the numerator of which is the number of days in said period and the denominator of which is 365 days. If on the proposed conversion date, the closing price per share of the Common Stock is $1.00 or less, then the Company can, at its option and in lieu of conversion, redeem any or all of the Series D Preferred Stock for an amount equal to the sum of (i) $1,200 for each share of Series D Preferred Stock redeemed, plus (ii) all accrued but unpaid dividends, if any, on each share of Series D Preferred Stock redeemed. If the Company chooses to redeem some, but not all of the Series D Preferred Stock, then the Company shall redeem a pro-rata amount from each holder of the Series D Preferred Stock which was to be converted.

      The holders of the Series D Preferred Stock have certain registration rights and the Prospectus is being utilized in connection with such rights.

Statutory Provisions Affecting Stockholders

      The Company is subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the interested stockholder obtained such status or the business combination is approved by the Board of Directors prior to the date the interested stockholder obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

      All shares of Common Stock being offered hereby will be immediately tradeable without restriction or further registration under the Securities Act. The outstanding shares of Common Stock include 8,251,761 shares of Common Stock outstanding deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were purchased or acquired by such stockholders of the Company in a transaction not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Substantially all of such restricted shares of Common Stock are eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule.

      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. Affiliates may sell such shares in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                              PLAN OF DISTRIBUTION

      5,000,000 of the shares of Common Stock included in this Prospectus may be issued to sellers as all or part of the purchase price to be paid in connection with future acquisitions by the Company. Such sellers may include, without limitation, stockholders of acquiree companies or companies selling their assets and business. There are currently no agreements or understandings with any sellers with respect to which shares of Common Stock may be issued pursuant to this Prospectus. At the time of issuance, in connection with an acquisition by the Company, it is contemplated that the Company may deliver a prospectus supplement to the sellers, which supplement shall set forth the acquisition terms and other specific terms related to the Common Stock.

      The Selling Stockholders may offer and sell shares of Common Stock from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling

Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The Company will advise all Selling Stockholders that the State of New Jersey requires that all sales of Common Stock sold in New Jersey must be made through brokers or dealers registered with New Jersey, or pursuant to an exemption from such requirement.

                                  LEGAL MATTERS

      Legal matters in connection with the Securities offered hereby will be passed upon for the Company by Breslow & Walker, LLP, 767 Third Avenue, New York, New York 10017.

                                     EXPERTS

      The financial statements of the Company as of November 30, 1996, and for the years ended November 30, 1995 and November 30, 1996, included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the reports of Hoberman, Miller, Goldstein & Lesser, P.C., independent certified public accountants, given upon authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                                                        CONTENTS
================================================================================

Report of Independent Certified Public Accountants..........................F-2

Consolidated Balance Sheet..................................................F-3

Consolidated Statements of Operations.......................................F-4

Consolidated Statements of Stockholders' Equity.............................F-5

Consolidated Statements of Cash Flows.......................................F-6

Notes to Consolidated Financial Statements..................................F-7

                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
DiversiFax, Inc.
Valley Stream, New York


We have audited the consolidated balance sheet of DiversiFax, Inc. and Subsidiaries as of November 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended November 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DiversiFax, Inc. and Subsidiaries as of November 30, 1996 and the consolidated results of their operations and their cash flows for the years ended November 30, 1996 and 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $2,170,867 for the year ended November 30, 1996 and has incurred substantial net losses for each of the past three years. At November 30, 1996, current liabilities exceed current assets by $614,728. These factors, and others discussed in Note 1, raise substantial doubt about the Company's ability to continue as a going concern. The financial statelude any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                                  HOBERMAN, MILLER, GOLDSTEIN & LESSER, P.C.

New York, New York
March 7, 1997

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEET

================================================================================

NOVEMBER 30, 1996
--------------------------------------------------------------------------------

A S S E T S
Current Assets
   Cash (Notes 14 and 16)                                           $   198,069
   Accounts receivable                                                  108,057
   Inventories                                                          432,696
   Prepaid expenses and other                                           114,801
-------------------------------------------------------------------------------
            Total Current Assets                                        853,623

Equipment and vehicles, less accumulated depreciation (Note 3)        3,723,424
Intangible assets (net of accumulated amortization of $9,000)
   (Notes 2 and 12)                                                      81,000
Deferred tax benefit                                                    210,000
Other assets                                                             48,000
-------------------------------------------------------------------------------
            Total Assets                                            $ 4,916,047
===============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable and accrued expenses                            $   939,681
   Due to affiliates (Note 6)                                           528,670
-------------------------------------------------------------------------------
            Total Current Liabilities                                 1,468,351
-------------------------------------------------------------------------------
Loans payable, officer/stockholder (Note 5)                           1,034,013
Due to affiliates (Note 6)                                              130,800
-------------------------------------------------------------------------------
                                                                      1,164,813
-------------------------------------------------------------------------------
            Total Liabilities                                         2,633,164
-------------------------------------------------------------------------------
Commitments and Contingencies (Notes 6 and 14) Stockholders'
  Equity (Notes 2, 7, 8, 9 and 11)
   Convertible preferred stock, Series A, $.001 par value,
    authorized 1,000,000 shares
   Convertible preferred stock, Series B, $.001 par value,
    authorized 2,900 shares
   Convertible preferred stock, Series C, $.001 par value,
    authorized 10,000 shares
   Common stock, $.001 par value, authorized 25,000,000
    shares, issued 14,045,093 shares                                     14,045
   Additional paid in capital                                         9,717,619
   Deficit                                                           (6,971,781)
-------------------------------------------------------------------------------
                                                                      2,759,883
Less: Treasury stock, at cost                                          (229,500)
      Subscription receivable                                          (247,500)
-------------------------------------------------------------------------------
      Total Stockholders' Equity                                      2,282,883
-------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                    $ 4,916,047
===============================================================================

See Notes to Consolidated Financial Statements.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================

FOR THE YEARS ENDED NOVEMBER 30,                       1 9 9 6        1 9 9 5
--------------------------------------------------------------------------------

Sales                                                 $5,091,917     $5,690,982
--------------------------------------------------------------------------------

Cost and Expenses

   Cost of sales, exclusive of depreciation            4,186,631      4,457,209

   Depreciation and amortization                       1,003,245        507,361

   Selling, general and administrative                 1,942,240      2,395,963

   Write-off of consulting agreement                                  1,614,973

   Interest expense (income)                              (7,309)       124,438
--------------------------------------------------------------------------------
                                                       7,124,807      9,099,944
--------------------------------------------------------------------------------

            Loss Before Income Taxes                  (2,032,890)    (3,408,962)

            Income Taxes (Benefit) (Note 10)             137,977       (190,000)
--------------------------------------------------------------------------------

            Net Loss                                 ($2,170,867)   ($3,218,962)
================================================================================

Weighted average common shares outstanding (Note 2)   14,011,980     10,752,349

Loss per share of common stock                             ($.15)         ($.30)
================================================================================

See Notes to Consolidated Financial Statements.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

=======================================================================================================================

YEARS ENDED NOVEMBER 30, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------

                                                Preferred Stock                  Additional
                                         ----------------------------  Common     Paid In                   Unearned
                                         Series A  Series B  Series C   Stock     Capital      Deficit    Compensation
-----------------------------------------------------------------------------------------------------------------------

Balance, December 1, 1994                   662                         $ 3,508  $3,384,224  ($1,581,952)  ($447,787)
Sale of common stock                                                         36      40,464
Issuance of common stock for services                                       505   1,477,081                 (310,400)
Purchase of treasury stock
Issuance of preferred stock in connection
 with the acquisition of Smart Switch                $1                             400,000
Issuance of preferred stock for services                                             65,625                  (65,625)
Issuance of preferred stock in connection
 with the satisfaction of indebtedness                        $1                    229,500
Sales of preferred stock                              1                           1,105,641
Exercise of common stock warrants                                           521   1,503,586
Amortization of unearned compensation
 and write-off of consulting agreement                                                                       749,665
Conversion of preferred stock
 to common stock                           (662)     (2)      (1)         8,780      (8,115)
Net loss for the year                                                                         (3,218,962)
-----------------------------------------------------------------------------------------------------------------------

    Balance, November 30, 1995                                           13,350   8,198,006   (4,800,914)    (74,147)

Exercise of common stock warrants                                           688   1,547,616
Sale of common stock                                                          7      12,497
Capital contribution                                                                  7,500
Cost incurred in connection with
 registration of common stock                                                       (48,000)
Amortization of unearned compensation                                                                         74,147
Net loss for the year                                                                         (2,170,867)
-----------------------------------------------------------------------------------------------------------------------

    Balance, November 30, 1996                                          $14,045  $9,717,619  ($6,971,781)
=======================================================================================================================

===============================================================================

YEARS ENDED NOVEMBER 30, 1996 AND 1995
-------------------------------------------------------------------------------

                                                                       Total
                                           Treasury  Subscription  Stockholders'
                                             Stock    Receivable      Equity
---------------------------------------------------------------------------------

Balance, December 1, 1994                                           $1,358,655
Sale of common stock                                                    40,500
Issuance of common stock for services                                1,167,186
Purchase of treasury stock                 ($229,500)                 (229,500)
Issuance of preferred stock in connection
 with the acquisition of Smart Switch                                  400,001
Issuance of preferred stock for services
Issuance of preferred stock in connection
 with the satisfaction of indebtedness                                 229,501
Sales of preferred stock                              ($247,500)       858,142
Exercise of common stock warrants                                    1,504,107
Amortization of unearned compensation
 and write-off of consulting agreement                                 749,665
Conversion of preferred stock
 to common stock
Net loss for the year                                               (3,218,962)
-------------------------------------------------------------------------------

    Balance, November 30, 1995             (229,500)   (247,500)     2,859,295

Exercise of common stock warrants                                    1,548,304
Sale of common stock                                                    12,504
Capital contribution                                                     7,500
Cost incurred in connection with
 registration of common stock                                          (48,000)
Amortization of unearned compensation                                   74,147
Net loss for the year                                               (2,170,867)
-------------------------------------------------------------------------------

    Balance, November 30, 1996            ($229,500)   ($247,500)   $2,282,883
================================================================================

See Notes to Consolidated Financial Statements.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

================================================================================

FOR THE YEARS ENDED NOVEMBER 30,                        1 9 9 6        1 9 9 5
--------------------------------------------------------------------------------

Operating Activities
   Net loss                                           ($2,170,867)  ($3,218,962)
   Adjustments to reconcile net loss to
    net cash used in operating activities
    Depreciation and amortization                       1,021,245       507,361
    Write-off of consulting agreement                                 1,614,973
    Amortization of unearned compensation                  74,147       301,878
    Deferred tax debit                                    130,000      (190,000)
   Changes in operating assets and liabilities
    Accounts receivable                                   (54,145)      (17,774)
    Inventories                                          (176,299)      (39,303)
    Prepaid expenses and other                            (11,472)      (11,241)
    Accounts payable and accrued expenses                (471,078)      356,942
    Other assets                                           10,327        11,096
    Due to affiliates                                                  (224,000)
--------------------------------------------------------------------------------
            Net Cash Used in Operating Activities      (1,648,142)     (909,030)
--------------------------------------------------------------------------------
Investing Activities
   Purchases of equipment and vehicles                   (725,132)     (238,842)
   Assets acquired through acquisitions                  (180,000)
--------------------------------------------------------------------------------
            Net Cash Used in Investing Activities        (905,132)     (238,842)
--------------------------------------------------------------------------------
Financing Activities
   Proceeds from exercise of common stock warrants      1,548,304     1,504,107
   Repayment of long term debt and conversion to
    capital lease obligations                            (146,238)     (281,372)
   Sale of convertible preferred stock, Series C                          2,500
   Sale of convertible preferred stock, Series B                        855,644
   Sale of common stock                                    12,500        40,500
   Proceeds from loan payable, affiliate                                229,500
   Purchase of treasury stock                                          (229,500)
   Proceeds from stockholder's loans payable              886,785        75,479
   Repayment of capital lease obligations                (810,880)     (213,796)
   Proceeds from affiliate loan                           300,000
   Proceeds from capital contribution                       7,500
   Cost incurred in connection with registration
    of common stock                                       (48,000)
--------------------------------------------------------------------------------
            Net Cash Provided by Financing Activities   1,749,971     1,983,062
--------------------------------------------------------------------------------
Net increase (decrease) in cash                          (803,303)      835,190
Cash, beginning of year                                 1,001,372       166,182
--------------------------------------------------------------------------------
            Cash, End of year                          $  198,069   $ 1,001,372
================================================================================

Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for:
   Interest                                                            $130,902
   Income taxes                                            $7,977       $11,875
================================================================================

See Notes to Consolidated Financial Statements.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1.   Description of Business and Summary of Significant Accounting Policies

     Description of
     Business Effective November 1, 1993, DiversiFax, Inc. (the "Company") acquired all of the outstanding common stock of IMSG Systems, Inc. ("IMSG") and its affiliated companies, National Copy Corp. ("National"), Capital Copy Corp. ("Capital") and Advanced Business Systems, Inc. ("Advanced") (IMSG, National, Capital and Advanced collectively "IMSG and Affiliates") in exchange for the issuance of 662,000 shares of Series A, convertible preferred stock. The preferred stock was automatically converted into an aggregate of 6,620,000 shares of common stock of the Company in November, 1995.

                              IMSG and Affiliates, headquartered in Valley
                              Stream, New York, owns, supplies and maintains self-service coin and card reader operated photocopy machines in colleges, universities, libraries, courthouses, government agencies, pharmacies and other retail establishments throughout the eastern United States. Generally, the Company is responsible for the collection of the payments and most locations share in the revenue from the photocopy machines.

                              On April 27, 1995, the Company's wholly owned subsidiary, DiversiFax Information Services, Inc. ("DAC"), purchased from Faxit Corporation ("Faxit") the Smart Switch, a computerized switching device used in the public facsimile business (See Note 2).

                              On October 1, 1996, the Company entered into a supply and distribution agreement with ScreenScan Systems, Inc. ("ScreenScan"), pursuant to which the Company will act as the exclusive distributor of ScreenScan's 100c Centronics interface scanners in North and South America for a period of five years. (See Note 14). ScreenScan develops and manufactures devices capable of scanning microfilm images and printing the scanned images onto a printer without the aid of a computer.

    Going Concern             The accompanying financial statements have been
                              prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern.
                              However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at November
                              30, 1996, current liabilities exceed current assets by $614,728.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1. Description of Business and Summary of Significant Accounting Policies (Continued)

     Going Concern
     (Continued)              In view of these matters, continuation of the
                              Company as a going concern is dependent upon the ability of the Company to return its present operations to profitability, the future success of the Company's Smart Switch and ScreenScan operations, the expected growth from its recent acquisitions and the willingness and ability of the Company's chief executive officer and others to fund any operating deficits.

                              Management believes that actions presently being taken to revise the Company's operations and the willingness and ability of the Company's chief executive officer to fund any operating deficits provide the opportunity for the Company to continue as a going concern.

     Principles of
     Consolidation            The consolidated financial statements include the
                              accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Cash Equivalents         Cash equivalents include all temporary cash
                              investments with original maturities of three months or less.

     Inventories              Inventories, consisting principally of supplies
                              and parts, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Equipment and
     Vehicles                 Equipment and vehicles are recorded at cost.
                              Depreciation is generally recorded using the straight-line method over the estimated useful lives of the related assets as follows:

                              Photocopy machines and accessories       10 years
                              Office and computer equipment            5 years
                              Furniture and fixtures                   5-7 years
                              Vehicles                                 5 years

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1. Description of Business and Summary of Significant Accounting Policies (Continued)

     Amortization             The cost of the trademark and covenant not to
                              compete acquired are being amortized by the straight-line method over the five year terms of the respective agreements. Goodwill and the customer lists acquired are being amortized by the straight-line method over five years. Management and the Board of Directors evaluate the intangible assets on a continuing basis at each balance sheet date. During 1996, management determined that the intangible assets were impaired. See Note 12, for details regarding the write down of such assets.

     Income Taxes             In 1993, the Company adopted Statement of
                              Financial Accounting Standards No. 109 "Accounting
                              For Income Taxes" ("SFAS 109"), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Earnings Per Share       Earnings per share is computed by dividing net
                              earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. For purposes of this computation, the convertible preferred stock, Series A, is deemed to have been converted and, accordingly, is included as outstanding for all periods presented. Common stock equivalents consisting of common shares which may be issued upon exercise of the outstanding stock warrants and options are not included in weighted average shares outstanding in years where losses are reported since their inclusion would be antidilutive.

     Revenue Recognition      Revenue from the Company's self-service coin and
                              card reader operated photocopy machines is principally recognized at the time payment is received.

                              Revenue from the Smart Switch is recognized at the time of facsimile transmission. Revenue from the Smart Switch was not material during the years ended November 30, 1996 and 1995.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1. Description of Business and Summary of Significant Accounting Policies (Continued)

     Recently Issued
     Accounting Standards     In March 1995, the Financial Accounting Standards
                              Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. The
                              Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

                              In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to apply the accounting provisions of APB Opinion 25 in determining its net income. However, additional disclosures will be made to disclose the estimated value of compensation expense under the method established by SFAS No. 123.

     Use of Estimates         The preparation of financial statements in
                              conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Acquisitions

     Smart Switch             On April 27, 1995, DAC purchased from Faxit the
                              Smart Switch, a computerized switching device, which permits the use of any "off the shelf" facsimile machine as a public facsimile machine and facilitates billing of a public facsimile message without the need for human intervention or the incorporation of a high cost credit card reading device into the facsimile machine.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

2.   Acquisitions (Continued)

     Smart Switch
     (Continued)              Pursuant to the acquisition agreement, the Company
                              issued 335 shares of its Series B, Convertible
                              Preferred Stock to Faxit in exchange for the Smart
                              Switch, 15 shares of Series B, Convertible
                              Preferred Stock to a subsidiary of Faxit and 50 shares to an investment banking firm as a finder's fee.

                              On November 6, 1995, the 400 shares of Series B, Convertible Preferred Stock issued in connection with the acquisition of the Smart Switch were automatically converted to 400,000 shares of common stock in connection with the approval of an increase in the number of authorized shares of common stock from 5,000,000 to 25,000,000.

     Other During the year ended November 30, 1996, the Company through its newly formed, wholly-owned subsidiary, J.A. Hunt Service, Inc., acquired three businesses engaged in the servicing of reproduction equipment and the providing of supplies, for the aggregate cost of $180,000. The acquisitions have been accounted for as purchases. The cost of the acquisitions have been allocated on the basis of the estimated fair value of the assets acquired.

                              In October, 1996, management determined to withdraw from one of the acquisitions as a result of misrepresentations made by the seller. The Company is presently pursuing legal remedies to recover the acquisition cost of $20,000.

                              Pro forma information reflecting results of operations as though these companies had been owned for all required periods has not been presented because the acquisitions did not meet the materiality parameters as required in accordance with Regulation S-B.

                              In November, 1996, J.A. Hunt entered into an agreement for the purchase of Business Machine Professionals, Inc. ("BMP"). BMP is in the business of selling and servicing copiers and other office equipment and providing supplies in connection therewith. The aggregate purchase price is $1,000,000, of which $100,000 was paid in cash and $900,000 is to be paid in shares of common stock of the Company. The number of shares is to be determined based on the closing bid price of the Company's common stock as listed on NASDAQ as of the close of trading on the day prior to the closing of the agreement. The closing is subject to a number of conditions and at the present time the Company is unable to determine whether or not the acquisition will be consummated.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

3.   Equipment and
     Vehicles                 Equipment and vehicles consist of the following:
                              Photocopy machines and accessories $6,373,188 Furniture and fixtures
                                and computer equipment                  99,738
                              Software                                 400,000
                              Vehicles                                 115,382
                              ------------------------------------------------
                                                                     6,988,308
                              Less:  Accumulated depreciation        3,264,884
                              ------------------------------------------------
                                                                    $3,723,424
                              ================================================

4.   Loan Payable, Bank
     and Capital Lease
     Obligations              On December 19, 1995, the Company paid off its
                              bank debt in full and all of its capital lease obligations with the proceeds from the exercise of its common stock warrants (See Note 7).

5.   Loans Payable
     Officer/Stockholder      From time to time, Dr Irwin A. Horowitz, the
                              Chairman of the Board, Chief Executive Officer and
                              President of the Company, loans the Company funds to cover its working capital needs and to finance acquisitions. In consideration thereof, and for Dr. Horowitz's agreement that such loans would not bear interest, on August 16, 1996, the Company delivered to Dr. Horowitz a promissory note in the amount of $668,000 (the principal balance on that date), payable on demand after June 1, 1997, and five year warrants to purchase 427,520 shares of common stock at an exercise price of $3.125 per share. On December 17, 1996, Dr. Horowitz agreed to extend to December 2, 1997 the due date of the loans made on or before August 16, 1996, as well as all subsequent loans, in the aggregate principal amount of $1,034,013. In consideration thereof, and for Dr. Horowitz's agreement that such loans would be interest-free, the Company agreed that the per share exercise price of the warrants granted to him in August 1996, as well as of options to purchase 750,000 shares of common stock granted to him in October 1996 pursuant to his employment agreement with the Company, would be reduced to $2.375 per share, the then current fair market value of the common stock. In addition, the Company granted to Dr. Horowitz additional incentive and non-incentive options, to purchase an aggregate of 750,000 shares of common stock, of which the incentive options (for 38,270 shares) are exercisable at $2.613 per share and the non-incentive options (for 711,730 shares) are exercisable at $2.375 per share.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

5.   Loans Payable
     Officer/Stockholder
     (Continued)              The loans payable, officer/shareholder, were
                              $147,228 at November 30, 1995 and the average loan balance during the year ended November 30, 1996 was approximately $415,000 computed on a quarterly basis.

6.   Due To Affiliates        Due to affiliates consist of the following:

                              Due to former director                $ 62,556 (a)
                              Due to Diversified Investors ("DIC") 39,316 (a) Due to Diversified Distributing
                                and Marketing ("DD&M")               126,798 (a)
                              Due to Key Consultants, Inc. ("Key")   130,800 (b)
                              Due to stockholder                     300,000 (c)
                              --------------------------------------------------
                                                                     659,470
                              Less:  Current portion                 528,670
                              --------------------------------------------------
                                                                    $130,800
                              ==================================================

                              (a) Due to affiliates include a non-interest
                                  bearing loan from a former director of the Company and officer of DIC (the former parent of the Company) in the amount of $62,556, a non-interest bearing loan from DIC of $39,316, and non-interest bearing working capital advances from DD&M in the amount of $126,798 at November 30, 1996. DD&M obtained the funds which it lent to the Company through loans from its officers and directors, who were former directors of the Company. The Company and its affiliates had agreed to defer payment of all principal and interest on the amounts due the former director, DIC and DD&M for a period of two years after the closing of DiversiFax, Inc.'s public offering (November 25, 1992), after which two year period, payment of the principal and interest will only be made if immediately following repayment, the Company continues to meet all financial requirements for continued listing on NASDAQ.

                                  The amounts due the former director, DIC and DD&M did not change during the years ended November 30, 1996 and 1995.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

6.   Due To Affiliates
     (Continued)              Pursuant to a termination agreement (the
                              "Termination Agreement") entered into in October, 1994, between the Company, the former director, DIC, DD&M and others, the former director, DIC and DD&M agreed to accept in full satisfaction of the respective amounts due them such number of shares of the common stock of the Company calculated by dividing the respective amounts due by the closing bid price of the common stock on October 14, 1995.

                              There is presently an action pending by DIC against the Company and a former director. The claim by DIC is for monies due them pursuant to the Termination Agreement. The Company acknowledges that it is indebted to DIC, DD&M and a former director for $228,500 worth of its common stock and has requested the parties to specify who the stock certificates should be made out to. There is a dispute between the parties over how the stock is to be split. DIC is seeking a cash payment in lieu of stock. The Company and DIC have each appealed the denial of their respective motions for summary judgement. Management believes that the outcome of this action will not have a material adverse effect on the Company's financial condition.

                              (b) Key is an entity whose sole stockholder was
                                  the stockholder of IMSG and Affiliates. Prior to the acquisition, Key provided management services to IMSG and Affiliates. This amount represents the amount due in connection with the management services provided. Key has agreed not to require payment of the $130,800 until after December 1, 1997.

                              The amount due to Key was $130,800 at November 30, 1995.

                              (c) In November, 1996, a stockholder loaned the
                                  Company an aggregate of $300,000 pursuant to a non-interest bearing promissory note due and payable within three months. In lieu of interest the Company granted the stockholder three year warrants to purchase 30,000 shares of common stock at an exercise price of $3.00 per share. Should the Company fail to repay the loan on or before the due date, the Company shall grant the stockholder three year warrants to purchase 10,000 shares of common stock at an exercise price of $3.00 per share each month for as long as the loan remains outstanding. The loan is guaranteed by Dr. Irwin A. Horowitz, the Chairman of the Board, Chief Executive Officer and President of the Company. As of March 7, 1996 the loan remained unpaid.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

7.   Stockholders' Equity     In November 1992, the Company completed its
                              initial public offering (1,000,000 units) which included 1,000,000 shares of common stock and 1,000,000 warrants to purchase an additional
                              500,000 shares of common stock. The warrants were exercisable until November, 1995 (subsequently extended through December, 1995), at an exercise price of $7.50 per share. The Company had the right to redeem the warrants at any time during the exercise period at a price of $.05 per warrant. Net proceeds from the offering were $4,127,848 after deducting underwriting commissions of $500,000, the underwriter's non-accountable expense allowance of $150,000 and direct offering costs of $222,152.

                              In addition, the Company had agreed to sell to the underwriter or its designees, for $100, four year unit purchase warrants to purchase from the Company an aggregate of 100,000 units at an exercise price of $6 per unit.

                              By their original terms, two warrants were exercisable to purchase one share of common stock for $7.50. As a result of the acquisition of IMSG and affiliates, the dilutive effect of the conversion of all 662,000 shares of preferred stock into 6,620,000 shares of common stock, and the issuance of other shares by the Company, the exercise price was adjusted to $2.25 per share (or $4.545 per 2.02 shares) and the number of shares purchasable upon the exercise of two warrants was increased to 2.02 shares.

                              On January 26, 1995, the Company borrowed approximately $229,500 from a company. An officer/shareholder of the company is a former director and officer and current shareholder of the Company. The loan was interest-free through February 26, 1995 at which time it became due and payable. Thereafter, the loan bore interest at the rate of 2% per month on the unpaid principal balance. In connection with the loan agreement, the company received a warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $1.50 per share. The Company used the proceeds of the loan to purchase 153,000 shares of its common stock at $1.50 per share.

                              In July 1995, effective May 31, 1995, the Company agreed to issue 350 shares of its Series C Convertible Voting Preferred Stock to the officer/shareholder of the company in full satisfaction of the $229,500. Each share of the Series C Preferred Stock was convertible into 1000 shares of common stock. The Series C Preferred Stock had a liquidation preference of $1,000 per share and was redeemable at the demand of the holder at a price of $1,000 per share if not converted into common stock of the Company within one year from the date of the agreement.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

7.   Stockholders' Equity
     (Continued)              In March, 1995, the Company issued to an
                              individual and a company, 80,000 and 100,000 shares of common stock, respectively, for consulting services to be rendered. The individual is a current shareholder of the Company and the officer/shareholder of the company that provided the loan to the Company to purchase the treasury shares.

                              In July, 1995, the Company issued 75 shares of its convertible preferred stock, Series C, to a company for services to be rendered.

                              In July, 1995, the Company successfully completed a private placement of 1,070 shares of its convertible preferred stock, Series B, and two year warrants to purchase 535,000 shares of common stock at $2.00 per share, for aggregate gross proceeds of $535,080.

                              In another private placement of its convertible preferred stock, Series B, in July, 1995, the Company sold 140 shares for aggregate gross proceeds of $352,500.

                              In August, 1995, the Company sold 125 shares of its convertible preferred stock, Series C, and two year warrants to purchase 375,000 shares of common stock at $2.00 per share and warrants to purchase 125,000 shares of common stock at $2.50 per share, for $2,500 in cash and six month promissory notes in the aggregate amount of $247,500.

                              On November 6, 1995, the stockholders voted passing an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 5,000,000 to 25,000,000 shares. In connection therewith the Series A, B and C convertible preferred stock automatically converted into an aggregate of 8,780,000 shares of common stock.

                              In November, 1995, the Company received
                              approximately $827,000 in connection with the exercise of the underwriter's warrants resulting in the issuance of 200,998 shares of common stock.

                              Also, in November, 1995, the Company received approximately $720,000 in connection with the exercise of the warrants issued in the initial public offering, resulting in the issuance of 320,119 shares of common stock.

                              In December, 1995, an additional $1,548,000 was received by the Company in connection with the exercise of the remaining outstanding warrants, resulting in the issuance of 688,130 shares of common stock.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7.   Stockholders' Equity
     (Continued)              In October, 1996, the Company commenced another
                              private placement offering of up to 1,000,000 units, each consisting of one share of common stock and one three year warrant to purchase one share of common stock. Each warrant is exercisable, subject to adjustment, at a price per share equal to $2.00 above the per unit purchase price. The purchase price of each unit is equal to the closing bid price of the common stock as reported by NASDAQ on the date of receipt by the Company of each respective subscription. As of November 30, 1996, 4,878 units were sold for a total purchase price of $12,500.

8.   Stock Options
     and Warrants             In September, 1995, the Board of Directors of the
                              Company approved a stock option plan ("the 1995
                              Plan") subject to stockholder approval to grant
                              500,000 shares of the Company's common stock to key employees upon exercise of options designated as "incentive stock options" under Section 422 of the Internal Revenue Code. The 1995 Plan is administered by the Board of Directors. Options granted pursuant to the 1995 Plan are non-transferable by the optionees during their lifetime, expire if not exercised within five years from the date of the grant and, under certain circumstances set forth in the 1995 Plan, may be exercised within three months following termination of employment, or up to one year after death or total disability. Incentive stock options are granted to key employees as determined by the Board of Directors at not less than the fair market value of the shares underlying the option on the date the option is granted. The amount of aggregate fair market value of common stock
                              (determined at the time of the grant of the option) for which an employee may be granted incentive stock options under the 1995 Plan in any calendar year shall not exceed $100,000, plus certain unused carryovers from previous years. The
                              1995 Plan contains anti-dilution provisions authorizing appropriate adjustment under certain circumstances. Options to purchase an aggregate of 125,000 shares of the Company's common stock exercisable at $4.125 - $8.063 per share have been granted.

                              In September, 1995, the Company adopted a
                              Director's option plan pursuant to which all current non-employee Directors and non-employees who thereafter become Directors of the Company will receive an option to purchase 100,000 shares of the Company's common stock at the market value thereof at the time of grant. Said options become vested at the rate of 20,000 per year and terminate 90 days after the Director ceases to serve as a Director. Options to purchase 100,000 shares at an exercise price of $4.125 per share were granted to each of two directors.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

8.   Stock Options
     and Warrants
     (Continued)              In October 1996, the Company amended the 1995 Plan
                              and The Director's Plan so that no further options could be granted thereunder and adopted the 1996
                              Stock Option Plan ("the 1996 Plan"). In December
                              1996, the Company amended the 1996 Plan to increase the number of common shares reserved for the issuance upon the exercise of options to 3,000,000. In connection therewith two directors each received additional options to purchase
                              100,000 shares of common stock at an exercise price of $2.375. In connection with such grant, the two directors each agreed to cancel the unvested portion (for 60,000 shares) of their original options.

                              The 1996 Plan provides that the Company may grant stock options to officers, employees, directors, consultants and advisors. Under the Plan, the purchase price of the common stock underlying each option shall be determined by the Board of Directors, provided, however, that in no event shall the purchase price of incentive stock options be less than 100% (110% in the case of optionees who own more than 10% of the total combining voting power of all classes of stock of the Company) of the fair market value of the common stock on the date the option is granted.

                              At November 30, 1996, the Company has outstanding options to purchase an aggregate of 2,051,000 shares of common stock at exercise prices of $2.375 - $4.125 per share.

                              On January 21, 1997, the Company granted an additional 353,000 options to purchase common stock at an exercise price of $2.625 per share.

                              In addition, the Company has outstanding warrants to purchase an aggregate of 527,520 shares of common stock at exercise prices of $2.375 - $4.50 per share.

9.   Consulting
     Agreement                In November 1994, the Board of Directors adopted a
                              plan (the "Plan") for the issuance of common stock for consulting services to be rendered by an individual (the "Individual") for a period of one year. Pursuant to the Plan the Individual would provide the Company with financial sponsorship, marketing support (including the drafting and dissemination of research reports, press releases and news reports), and investment banking services.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

9.   Consulting Agreement
     (Continued)              The Plan called for the issuance to the
                              Individual, at the Board's sole discretion, of up to 275,000 shares of the Company's common stock.
                              In December 1994, the Board approved an amendment to the plan which increased the number of shares issuable to the Individual under the Plan from 275,000 shares to 525,000 shares. The term of the Individual's consulting agreement was increased to seven years. Through December 1994, 450,000 shares were issued to the Individual pursuant to the Plan, 125,000 shares of which were issued as of November 30, 1994. The 450,000 shares issued had an aggregate fair market value of approximately
                              $1,630,000 upon issuance, which amount was to have been amortized over the seven year period of the agreement. Amortization through November 30, 1994 amounted to $19,401.

                              In March 1995, the Individual ceased performing his obligations under the agreement and the Company determined that the Individual was in breach thereof. Accordingly, the remaining unamortized balance of the fair market value of the common stock issued in the amount of approximately $1,600,000 was written off in 1995.

10.  Income Taxes             In connection with the acquisition, IMSG and
                              Affiliates (formerly S corporations) became subject to income taxes which are being accounted for under the provisions of SFAS No. 109.
                              Accordingly, deferred income taxes in the amount of $300,000 were provided as of November 1, 1993.
                              The deferred taxes arose as a result of the difference between the carrying value of IMSG and Affiliates' assets and their tax bases. In addition, in connection with the acquisition the Company recognized a deferred tax benefit in the amount of $480,000 as a result of the anticipated utilization of its net operating loss carryforwards. No valuation allowance was established at November 30, 1993. During 1994, the
                              Company reevaluated the realizability of the deferred tax asset and determined a valuation allowance of $360,000 was required and, accordingly, a reserve in that amount was established. During 1995, with the increase in the net operating loss, the Company further evaluated the realizability of the deferred tax asset and determined an increase in the valuation allowance in the amount of $340,000 was required.

                              During 1996, as a result of the continued operating losses, the Company further evaluated the realizability of the deferred tax asset and determined an increase in the valuation allowance in the amount of $630,000 was required, resulting in a net deferred tax asset equal to the existing deferred tax liabilities at November 30, 1996.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

10.  Income Taxes
     (Continued)              The Company's total deferred tax liabilities and
                              deferred tax assets at November 30, 1996 are as follows:

                              Total deferred tax assets              $1,750,000
                              Total deferred tax liabilities        (   210,000)
                              Valuation allowance                   ( 1,330,000)
                              -------------------------------------------------
                              Net Deferred Tax Asset                 $  210,000
                              =================================================

                              A reconciliation of income tax (benefit) at the statutory rate to the Company's effective rate is as follows:

                                                         1996             1995
                              -------------------------------------------------

                              Computed "expected" tax
                                expense (benefit)      ($690,000)   ($1,160,000)
                              Losses for which no
                                benefit was provided     220,000       660,000
                              State income taxes           7,977
                              Reversal of previously
                                established deferred
                                tax liability          (  30,000)   (    30,000)
                              Change in valuation
                                allowance                630,000        340,000
                              -------------------------------------------------
                                                        $137,977    ($  190,000)
                              =================================================

                              The Company has a net operating loss carryforward of approximately$6,200,000 at November 30, 1996 which may be used to reduce taxable income in future years. The carryforward will expire through the fiscal year 2011. The annual utilization of the available net operating loss carryforward may be limited by the provisions of section 382 of the Internal Revenue Code, as amended.

11.    Supplemental Disclosure
       of Cash Flow
       Information            During the year ended November 30, 1995, the
                              Company incurred capital lease obligations of approximately $500,000 in connection with lease agreements to acquire equipment.

                              During the year ended November 30, 1995, the Company issued 400 shares of its Series B Convertible Preferred Stock for the acquisition of the Smart Switch from Faxit Corporation (See Note
                              2).

                              During the year ended November 30, 1995, the Company issued 350 shares of its Series C Convertible Voting Preferred Stock in satisfaction of $229,500 of related party indebtedness (See
                              Note 7).

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

12.  Fourth Quarter
     Adjustments              During the fourth quarter of fiscal 1996, the
                              trademark, covenant not to compete, goodwill and the customer lists that were acquired in connection with the purchase of MDM Copying
                              Services, were deemed to be impaired. Management determined the impairment as a result of the loss of the majority of the customers acquired in such acquisition. Accordingly, these intangible assets have been written down to zero. The write-down is included in depreciation and amortization in the accompanying 1996 consolidated statement of operations.

                              During the fourth quarter of fiscal 1996, management determined that a deposit in the amount of $50,000 made in connection with a potential acquisition was not recoverable, and, accordingly, was written down to zero. The write-down is included in selling, general and administrative expenses in the accompanying 1996 consolidated statement of operations.

13.  Related Party
     Transactions             The Company's general counsel is a director of the
                              Company. Fees incurred to the general counsel amounted to approximately $33,000 and $69,000 for the years ended November 30, 1996 and 1995, respectively.

14.  Commitments and Contingencies

     Lease Commitments        IMSG and Affiliates lease office and warehouse
                              space at certain locations under operating leases.
                              Minimum annual lease payments are as follows:

                              1997                                      $42,000
                              1998                                       24,000
                              1999                                       19,000
                              2000                                       19,000

                              Other locations are rented on a month-to-month basis. Rent expense totaled approximately $150,000 and $123,000 for the years ended November 30, 1996 and 1995, respectively.

     Employees Savings
     Plan IMSG and Affiliates on behalf of their employees participate in a deferred savings and profit sharing plan (the "Plan"), whereby eligible employees may voluntarily contribute a percentage of compensation. In addition, the Plan provides for a discretionary contribution by IMSG and Affiliates at the end of each plan year as determined by IMSG and Affiliates. No discretionary contributions were made for the years ended November 30, 1996 and 1995.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

14.  Commitments and Contingencies (Continued)

     State of Connecticut
     Sales Tax Assessment     The State of Connecticut assessed Advanced for
                              sales tax plus interest and penalty. The assessment was made based upon the Commissioner of Revenue Services finding that sales by Advanced of photocopies by machines placed in public and other libraries are subject to the State of Connecticut sales tax. Advanced was not successful before the State Tax Commission nor through the appeals process, resulting in a final assessment of approximately $157,000 inclusive of interest and penalty, all of which had been accrued through November 30, 1993.

                              As a result of the unfavorable determination with the State of Connecticut, the Company has accrued $200,000 in each of the fourth quarters of 1996 and 1995 to provide for by any other assessments by any other states that may arise.

     Employment
     Agreements               On October 29, 1996, the Company entered into a
                              renewable one year employment agreement with Dr.
                              Horowitz, pursuant to which the Company agreed to pay Dr. Horowitz a salary of $125,000, together with an annual incentive bonus equal to a percentage of the Company's pre-tax profits. Such incentive bonus ranges from 6% to 18% of the Company's pre-tax profits, based on the level of such pre-tax profits. In addition, upon execution of the agreement, Dr. Horowitz received options to purchase 750,000 shares of common stock, which options vest as to 150,000 shares on the date of grant and upon each of the next four anniversary dates thereof. The Company further agreed to grant
                              Dr. Horowitz options to purchase an additional
                              100,000 shares of common stock, in consideration of Dr. Horowitz' prior guaranty of the Company's payments under the bank loan agreement that was paid in full on December 19, 1995 (See Note 4).

                              In June, 1996, J.A. Hunt entered into a three year employment agreement with its president, providing for an annual salary of $85,000 and certain incentive compensation based on a percentage of the net income of J.A. Hunt, as defined in the agreement.

     Purchases                On October 1, 1996, the Company entered
                              into a supply and distribution agreement with ScreenScan, pursuant to which the Company will act as the exclusive distributor of ScreenScan's 100c
                              Centronics interface scanners in North and South
                              America for a period of five years. In connection with the agreement the Company agreed to purchase a minimum of $2,500,000 of scanner units during the one year period ending September 30, 1997.

                                               DIVERSIFAX, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

14.  Commitments and Contingencies (Continued)

     Cash Due to the nature of its business and the volume of sales activity, the Companies accumulate, from time to time, bank balances in excess of the insurance provided by Federal and/or other insurance sources.

     Litigation               In October, 1995, the Company instituted an action
                              against a former employee and a company to enforce a restrictive covenant. The company counterclaimed for $1,750,000 based upon an alleged unfair or trade practice in seeking to prevent the company from hiring the former employee. The Company's motion for a preliminary injunction has been denied by the court.

                              In December, 1996, an action was brought against the Company and Dr. Horowitz claiming that the Company owed and has refused to pay certain amounts due under an alleged oral agreement made with the plaintiff, to assist the Company in becoming the exclusive distributor for ScreenScan. The plaintiff is seeking unspecified compensatory and punitive damages, including cost, attorney's fees and interest.

                              Although the ultimate liability, if any, that might result from the final resolution of these matters is not presently determinable, management and the Company's counsel are of the opinion that the final outcome of this litigation will not have a materially adverse effect on the Company's consolidated financial position.

15.  Major Customers          During the year ended November 30, 1996, one
                              customer accounted for 11.6% of the total sales.
                              During the year ended November 30, 1995, two customers accounted for 24.7% of total sales.

                              In March, 1996, the Company was not successful in its bid for the renewal of its contract with a major library system. The customer accounted for approximately 12.3% of the total sales for the year ended November 30, 1995.

16.  Fair Value of Financial
     Instruments              The carrying amount approximates fair value of
                              cash and short-term instruments.

                        DIVERSIFAX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

================================================================================================================
                                                                         Three months            Three months
                                                                            Ended                    Ended
                                                                       February 28, 1997       February 29, 1996
----------------------------------------------------------------------------------------------------------------
Operating Activities
      Net income (loss)                                                 $    70,674               ($  365,499)
      Adjustments to reconcile net income (loss) to
       net cash provided by (used in) operating activities
        Depreciation and amortization                                       181,136                   126,840
        Amortization of unearned compensation                                                          55,006
       Changes in operating assets and liabilities
         Accounts receivable                                               (212,221)                  (11,000)
         Inventories                                                        (12,858)                    5,000
         Prepaid expenses and other                                          (8,766)                   21,281
         Accounts payable and accrued expenses                               30,811                  (360,931)
----------------------------------------------------------------------------------------------------------------
               Net Cash Provided by (Used in) Operating Activities           48,776                  (529,303)
----------------------------------------------------------------------------------------------------------------
Investing Activities
      Purchases of equipment and vehicles                                    (7,813)                 (329,494)
----------------------------------------------------------------------------------------------------------------
               Net Cash Used in Investing Activities                         (7,813)                 (329,494)
----------------------------------------------------------------------------------------------------------------
Financing Activities
     Repayment of loan payable, bank                                                                 (146,238)
     Repayment of capital lease obligations, net                             (1,190)                 (810,880)
     Proceeds from affiliate and stockholder's
        loans payable                                                       108,939                   (49,410)
     Proceeds of common stock warrants                                                              1,548,304
     Proceeds from sale of common stock                                      94,000
----------------------------------------------------------------------------------------------------------------
                Net Cash Provided by Financing Activities                   201,749                   541,776
----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                             242,712                  (317,021)
Cash, beginning of year                                                     198,069                 1,001,372
----------------------------------------------------------------------------------------------------------------
                Cash, End of Period                                     $   440,781               $   684,351
================================================================================================================
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
    Interest                                                            $     1,473               $     6,356
================================================================================================================

See notes to Consolidated Financial Statements

                        DIVERSIFAX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

================================================================================================================
                                                                         Three months            Three months
                                                                            Ended                    Ended
                                                                       February 28, 1997       February 29, 1996
----------------------------------------------------------------------------------------------------------------
Sales                                                                   $ 1,553,626               $ 1,339,620
----------------------------------------------------------------------------------------------------------------
Cost and Expenses
      Cost of sales, exclusive of depreciation                              850,673                 1,054,389
      Depreciation and amortization                                         181,136                   126,840
      Selling, general and administrative                                   449,670                   517,534
      Interest expense                                                        1,473                     6,356
----------------------------------------------------------------------------------------------------------------
                                                                          1,482,952                 1,705,119
----------------------------------------------------------------------------------------------------------------
                      Net Income (Loss)                                 $    70,674               ($  365,499)
================================================================================================================
Weighted average common shares outstanding                               14,073,353                13,810,301
Income (loss) per share of common stock                                 $       .01               ($      .03)
================================================================================================================

See notes to Consolidated Financial Statements

                          DIVERSIFAX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

====================================================================================================
                                                           FEBRUARY 28, 1997       NOVEMBER 30, 1996
----------------------------------------------------------------------------------------------------
ASSETS
Current Assets
   Cash                                                       $   440,781           $   198,069
   Accounts receivable                                            320,278               108,057
   Inventories                                                    445,554               432,696
   Prepaid expenses and other                                     123,567               114,801
----------------------------------------------------------------------------------------------------
            Total Current Assets                                1,330,180               853,623
Equipment and vehicles, less accumulated depreciation           3,663,601             3,723,424
Intangible assets, net of accumulated amortization                 76,500                81,000
Deferred tax benefit                                              210,000               210,000
Other assets                                                       48,000                48,000
----------------------------------------------------------------------------------------------------
            Total Assets                                      $ 5,328,281           $ 4,916,047
====================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Capital lease payable, current portion                     $    12,826
   Accounts payable and accrued expenses                          970,492           $   939,681
   Due to affiliates                                              528,670               528,670
----------------------------------------------------------------------------------------------------
            Total Current Liabilities                          1,511,988              1,468,351

Capital lease payable, net of current portion                      94,984
Loans payable, officer/stockholder                              1,142,952             1,034,013
Due to affiliates                                                 130,800               130,800
----------------------------------------------------------------------------------------------------
            Total Liabilities                                   2,880,724             2,633,164
----------------------------------------------------------------------------------------------------
Commitments and Contingencies
Stockholders' Equity
     Convertible preferred stock, Series A, $.001 par value,
       authorized 1,000,000 shares
     Convertible preferred stock, Series B, $.001 par value,
       authorized 2,900 shares
     Convertible preferred stock, Series C, $.001 par value,
       authorized 10,000 shares
     Common stock, $.001 par value, authorized 25,000,000
       shares, issued 14,077,594 and 14,045,093 shares,
       respectively                                                14,078                14,045
      Additional paid in capital                                9,811,586             9,717,619
      Deficit                                                  (6,901,107)           (6,971,781)
----------------------------------------------------------------------------------------------------
                                                                2,924,557             2,759,883
Less: Treasury stock, at cost                                    (229,500)             (229,500)
      Subscription receivable                                    (247,500)             (247,500)
----------------------------------------------------------------------------------------------------
          Total Stockholders' Equity                            2,447,557             2,282,883
----------------------------------------------------------------------------------------------------
          Total Liabilities and Stockholders' Equity          $ 5,328,281           $ 4,916,047
====================================================================================================

See Notes to Consolidated Financial Statements

                        DIVERSIFAX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
================================================================================

1.  Basis of Presentation     The consolidated balance sheet as of February 28,
                              1997 and the related consolidated statements of operations and cash flows for the three month periods ended February 28, 1997 are unaudited. In the opinion of management, all adjustments (which include only normally recurring adjustments) necessary for a fair presentation of such financial statements have been made.

                              The November 30, 1996 balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the Company's latest annual report on Form 10-KSB. The results of operations for the three month period ended February 28, 1997 are not necessarily indicative of the operating results for the entire year.

2. Loan Payable,              During the three months ended February 28, 1997,
    Officer/Stock-Holder      Dr. Irwin A. Horowitz, the Chairman of the Board,
                              Chief Executive Officer and President of the
                              Company loaned the Company an additional $109,000.

3. Stockholders' Equity       During the three months ended February 28, 1997,
                              the Company sold an additional 37,916 units for a total purchase price of $94,000 in connection with the Company's private placement offering of up to 1,000,000 units. Each unit consists of one share of common stock and one three year warrant to purchase one share common stock.

4. Supplemental Disclosure    During the three months ended February 28, 1997,
    of Noncash Investing      the Company incurred capital lease obligations in
    and Financing Activities  the amount of approximately $109,000 in connection with the acquisition of ScreenScans.

================================================================================

      No dealer, salesperson, or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances or the facts herein set forth since the date hereof.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary...........................................................3
Risk Factors.................................................................6
Use of Proceeds.............................................................11
Market for Securities and
  Related Stockholder Matters...............................................12
Selected Financial Data.....................................................13
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.................................................14
Business....................................................................19
Management..................................................................29
Certain Transactions........................................................34
Principal Stockholders......................................................35
Description of Securities...................................................37
Shares Eligible for Future Sale.............................................39
Plan of Distribution........................................................39
Legal Matters...............................................................40
Experts.....................................................................40
Additional Information......................................................40
Index to Financial Statements..............................................F-1

                           ---------------------------

================================================================================

================================================================================


                                DIVERSIFAX, INC.

                        7,640,000 shares of Common Stock


                           ---------------------------

                                 PROSPECTUS

                           ---------------------------


                                             , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Under Section 145 of the Delaware General Corporation Law the registrant may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance therefor.

      The Company has included in its Certificate of Incorporation pursuant to
Section 102(b)(7) of the Delaware General Corporation Law a provision eliminating the personal liability of directors to the Company or its stockholders for damages for breach of fiduciary duty. The principal effect of this provision in the Company's Certificate of Incorporation is to eliminate potential monetary damage actions against any director for breach of his duties as a director except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law, which relates to a willful or negligent violation of Section 160 (regarding the illegal purchase or redemption of stock by a corporation) or 173 (regarding a corporations illegal declaration or payment of dividends) of the General Corporation Law, or (d) for any transaction from which the director derived an improper benefit. This provision does not affect the liability of any director for acts or omissions occurring prior to the date of adoption of this provision. In addition, Section 145 of the Delaware General Corporation Law empowers a corporation (a) to grant indemnification to any officer or director where it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(b) to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Company's By-laws provide that the Company will indemnify and advance expenses of defense to its officers and directors substantially to the full extent authorized by the Delaware General Corporation Law.

      The foregoing statement is subject to the detailed provisions of Sections 102 and 145 of the Delaware General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution.

      The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

Registration Fee.....................................................$ 4,630.30
Accounting Fees and Expenses.........................................  2,500.00
Legal Fees and Expenses.............................................. 25,000.00
Blue Sky Fees and Expenses...........................................  1,000.00
Miscellaneous Expenses...............................................    869.70
                                                                     ----------

      Total..........................................................$34,000.00
                                                                     ==========

Item 26. Recent Sales of Unregistered Securities.

      On November 4, 1996, the Company commenced a private placement offering of up to 1,000,000 Units, each consisting of one share of Common Stock and one warrant to purchase one share of Common Stock, pursuant to Rule 506 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Rule 506"). As of June 23, 1997, 32,250 Units have been sold, for which the Company received $64,500 in gross proceeds.

      On November 22, 1996, the Company entered into an Advertising and Media Agreement with Marketing Direct Concepts, Inc., pursuant to which the Company issued 100,000 shares of Common Stock and warrants to purchase an additional 50,000 shares of Common Stock at an exercise price of $3.50 per share.

      On June 5, 1997, the Company completed a private placement offering of 1,500 shares of the Company's Series D Convertible Preferred Stock, pursuant to Rule 506, for which the Company received gross proceeds, of $1,500,000.

Item 27. Exhibits.

Exhibit #      Document
---------      --------

2.  (a)        Plan of Reorganization and Agreement of
               Merger by and among the Company,
               Diversified Acquisition Corp. 1 and IMSG
               Systems, Inc.*

    (b)        Plan of Reorganization and Agreement of
               Merger by and among the Company,
               Diversified Acquisition Corp. 2 and
               National Copy Corp.*

    (c)        Plan of Reorganization and Agreement of
               Merger by and among the Company,
               Diversified Acquisition Corp. 3 and
               Advanced Business Systems, Inc.*

    (d)        Plan of Reorganization and Agreement of
               Merger by and among the Company,
               Diversified Acquisition Corp. 4 and Capital
               Copy, Inc.*

3.  (a)        Restated Certificate of Incorporation*

    (b)        Amendment to Restated Certificate of
               Incorporation*

    (c)        Certificate of Designations of Series D
               Preferred Stock

    (d)        By-laws*

5.             Opinion of counsel

10. (a)        Payment Deferral Agreement, dated
               November 13, 1992, by Diversified
               Investors Corporation*

    (b)        Loan Deferral Agreement, dated November
               13, 1992, by Howard Kesslin*

    (c)        Loan Deferral Agreement, dated November
               13, 1992, by Diversified Investors
               Corporation*

    (d)        Loan Deferral Agreement, dated November
               13, 1992, by Diversified Distributing &
               Marketing, Corp.*

    (e)        Agreement of Acquisition by and Among
               DiversiFax, Inc., a Delaware Corporation,
               Faxit Corporation, a Delaware Corporation,
               Faxit Corporation, a New Jersey
               Corporation, Mario DiNatale, and
               DiversiFax Acquisition Corp., a New York corporation*

    (f)        Letter Agreement, dated December 18,
               1996, between DiversiFax, Inc. and Irwin
               A. Horowitz regarding loans made to the
               Company*

    (g)        Letter, dated August 16, 1996, from
               DiversiFax, Inc. to Irwin A. Horowitz
               regarding funding of operating deficiencies of the Company*

    (h)        Employment Agreement between
               DiversiFax, Inc. and Dr. Irwin A. Horowitz dated October 29, 1996*

    (i) Letter Agreement dated November 21, 1996 between DiversiFax Information Service,
               Inc. and Danka Business Systems, plc*

    (j)        Agreement dated as of October 1, 1996
               between ScreenScan Systems, Inc. and
               Diversifax, Inc.*

    (k)        Form of Series D Preferred Stock Purchase
               Agreement, dated May 30, 1997

21.            Subsidiaries of the Company*

23. (a)        Independent Auditor's Consent

    (b)        Consent of Counsel**

----------
*  Incorporated by reference.
** Contained in the opinion of counsel filed as part hereof as Exhibit 5.

Item 28. Undertakings.

      The undersigned Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Valley Stream, State of New York, on June 24, 1997.

                         DIVERSIFAX, INC.

                    By:  /s/ Irwin A. Horowitz
                         -----------------------------------
                         Dr. Irwin A. Horowitz
                         President and Chief Executive Officer
                         (Principal Executive, Financial and Accounting Officer)

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

       Signature                          Title                        Date
       ---------                          -----                        ----

/s/ Irwin A. Horowitz                   Director                  June 24, 1997
------------------------------------
Dr. Irwin A. Horowitz

/s/ Eugene Bilotti                      Director                  June 24, 1997
------------------------------------
Eugene Bilotti

/s/ Mario DiNatale                      Director                 June 24, 1997
------------------------------------
Mario DiNatale

/s/ Kenneth Ross Wolfe                  Director                 June 24, 1997
------------------------------------
Kenneth Ross Wolfe